Exhibit 2.1

Execution Version

ASSET AND MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

between

TEXON DISTRIBUTING L.P. d/b/a TEXON L.P.,

and

BUTANE ACQUISITION I LLC

Dated as of June 25, 2010

i

5.26	Tax Matters Partner	35

SECTION 6.	REPRESENTATION AND WARRANTIES OF BUYER	35
6.1	Enforceability; Authorization; No Conflicts	35
6.2	Organization	35
6.3	Finder’s Fees	35
6.4	No Litigation	36
6.5	Buyer’s Financing	36
6.6	Buyer Awareness and Acknowledgement	36
6.7	Buyer as Principal	36
6.8	No Other Representations, Warranties or Covenants of Seller	36

SECTION 7.	COVENANTS	37
7.1	Access	37
7.2	HSR Act Filings	37
7.3	Permits, Consents, etc.	37
7.4	Conduct of the Butane Blending Business Pending Closing	37
7.5	Notification of Certain Events	38
7.6	Certain Environmental Matters	38
7.7	Insurance	39
7.8	Financial Statements and Operating Summaries	39
7.9	Employee Matters	39
7.10	Intercompany Obligations	41
7.11	Actions to Satisfy Closing Conditions	42
7.12	Preservation of Records	42
7.13	Use of Names	42
7.14	Tax Matters	42
7.15	Risk of Loss	43
7.16	Hedging Positions	43
7.17	Non-competition	44
7.18	Intellectual Property Developments	45
7.19	Retained Causes of Action	47
7.20	No Negotiation	47
7.21	Parts and Inventory	47

SECTION 8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	48
8.1	Representations and Warranties True	48
8.2	Compliance with Agreement	48
8.3	HSR Act	48
8.4	Consents	48
8.5	No Adverse Litigation	48
8.6	MCE Blending	48
8.7	Release of Liens	48

SECTION 9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS	49
9.1	Representations and Warranties True	49
9.2	Compliance with Agreement	49

9.3	HSR Act	49
9.4	Consents	49
9.5	No Adverse Litigation	49

SECTION 10.	INDEMNIFICATION	49
10.1	Obligation of Parties to Indemnify	49
10.2	[RESERVED]	50
10.3	Indemnification Procedures for Third Party Claims	50
10.4	Direct Claims	51
10.5	Survival of Representations and Warranties; Covenants	51
10.6	Indemnification Limitations	52
10.7	Treatment of Payments	52
10.8	Exclusive Remedy	52
10.9	Specific Performance	52

SECTION 11.	TERMINATION	53
11.1	Termination	53
11.2	Effect of Termination	54
11.3	Expenses	54

SECTION 12.	GUARANTY OF BUYER	54
12.1	Buyer Guarantor	54
12.2	Guaranty Unconditional	55
12.3	Representations and Warranties	55
12.4	Waivers of the Buyer Guarantor	55
12.5	Reinstatement in Certain Circumstances	56
12.6	Subrogation	56

SECTION 13.	MISCELLANEOUS	56
13.1	Expenses	56
13.2	Assignment	56
13.3	Governing Law	56
13.4	Amendment and Modification	56
13.5	Notices	56
13.6	Entire Agreement	57
13.7	Successors	57
13.8	Counterparts	57
13.9	Headings	58
13.10	Jurisdiction	58
13.11	Interpretation	58
13.12	Public Announcements	58

Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Membership Interest Assignment
Exhibit C	Form of Blending Patents License
Exhibit D	Form of Software License and Support Agreement
Exhibit E	Form of Transition Services Agreement

Exhibit F	Form of Transloader Patent License
Exhibit G	Seller’s Officer’s Certificate
Exhibit H	Seller’s Secretary’s Certificate
Exhibit I	Seller’s Non-Foreign Person Affidavit
Exhibit J	Buyer’s Officer’s Certificate
Exhibit K	Buyer’s Secretary’s Certificate
Exhibit L	Form of Membership Interest Assignment (MCE Blending, LLC)
Exhibit M	Buckeye Letter Agreement
Exhibit N	Form of Canadian Blending License
Exhibit O	Form of Consulting Agreement
Exhibit P	Form of Employment Agreement
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Form of Canadian Butane Supply Agreements

Schedule 1.1(a)	Seller Officers with “knowledge”
Schedule 1.1(b)	Company Parts and Equipment
Schedule 1.1(c)	Description of Company Real Property
Schedule 1.1(d)	Retained Seller Liabilities
Schedule 3.1(f)	Allocation Statement
Schedule 3.2(a)-1	Combined Inventory Valuation Procedures
Schedule 3.2(a)-2	Combined Inventory Calculation Procedures
Schedule 4.3(m)	Certain Excluded Assets
Schedule 4.3(q)	Butane and Gasoline Held in Connection with Buckeye Letter Agreement
Schedule 5.5(d)	Financial Statement Matters
Schedule 5.8(a)	Company Real Property Matters
Schedule 5.8(b)	Notices Regarding Company Real Property
Schedule 5.9	Litigation
Schedule 5.10	Compliance with Legal Requirements
Schedule 5.11	Governmental Authority Consents
Schedule 5.12	Environmental Matters
Schedule 5.13	Material Permits
Schedule 5.14	Violations under Orders, etc. or Permits
Schedule 5.15(a)	Material Contracts
Schedule 5.15(b)	Defaults under Material Contracts
Schedule 5.16	Tax Matters
Schedule 5.18(b)	Other Intangible Property Necessary to Conduct the Butane Blending Business
Schedule 5.18(d)	Infringement of the Company’s or the Seller’s Intellectual Property
Schedule 5.18(e)	Owned Intellectual Property
Schedule 5.18(i)(iv)	Public Software
Schedule 5.18(k)	Licenses of Intellectual Property by the Company and Seller
Schedule 5.18(l)	Licenses of Intellectual Property to the Company and Seller
Schedule 5.18(o)	Intellectual Property Owned by or Registered to Employees, Consultants or Contractors
Schedule 5.19(a)	Business Employees; Independent Contractors

Schedule 5.19(b)	Other Labor Matters
Schedule 5.20(a)	Seller Employee Benefit Plans
Schedule 7.3	Required Consents
Schedule 7.9(a)	Offered Employees
Schedule 7.9(h)	Benefit Plan Events

v

ASSET AND MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

THIS ASSET AND MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT is made and entered into as of June 25, 2010, between TEXON DISTRIBUTING L.P. d/b/a TEXON L.P., a Delaware limited partnership (“Seller”), and BUTANE ACQUISITION I LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A. Seller owns all of the limited liability company interests (the “Membership Interest”) in Texon Butane Blending LLC, a Delaware limited liability company (the “Company”).

B. The Company develops, constructs and installs equipment for the blending of butane into motor gasoline in pipelines or at gasoline terminals; purchases, transports, stores and handles butane supply for blending; sells or delivers butane for blending to terminal operators; and stores and sells gasoline received by the Company in exchange for butane deliveries (collectively, the “Butane Blending Business”). Seller owns and supplies to or obtains and maintains for the account of the Company certain inventories of butane for use by the Company in the Butane Blending Business.

C. In accordance with the terms of this Agreement, (i) Seller desires to transfer and sell the Membership Interest to Buyer and Buyer desires to purchase from Seller all of the Membership Interest and (ii) concurrently therewith, Seller desires to transfer and sell the Included Seller Inventory (as defined below) to Buyer and Buyer desires to purchase from Seller the Included Seller Inventory.

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

The following terms used in this Agreement shall have the following meanings:

“Accounting Expert” is defined in Section 3.3(a).

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such first Person.

“Agreement” means this Purchase and Sale Agreement, as it may be amended from time to time.

“Allocation Statement” is defined in Section 3.1(f).

“Assignment and Assumption Agreement” is defined in Section 4.4.

“Assignment and Bill of Sale” means the instrument of conveyance in substantially the form of Exhibit A pursuant to which Seller at Closing shall convey to Buyer all of Seller’s right, title and interest in, to and under the Included Seller Inventory.

“Blending Patents” means issued patents U.S. Patent Nos. 6,679,302, 7,032,629 and 7,631,671, and pending applications U.S. Patent Application Nos. 12/633,431 (filed on December 8, 2009) and 12/569,698 (filed on September 29, 2009), each held by MCE Blending, together with any U.S. patents or patent applications claiming priority in whole or in part to such patents or patent applications, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part or reexaminations thereof.

“Blending Patents License” means a license agreement in substantially the form of Exhibit C pursuant to which, following the Closing, the Company will grant to Seller an irrevocable, non-exclusive, perpetual license to use the Butane Blending Technology in accordance with the terms thereof.

“Buckeye Letter Agreement” means an agreement in substantially the form of Exhibit M to be entered into immediately following the Closing between Seller and the Company, and acknowledged by Buyer, to be effective as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Business Employees” is defined in Section 5.19(a).

“Business Financial Statements” is defined in Section 5.5(a).

“Butane Blending Business” is defined in Recital B.

“Butane Blending Technology” means the Blending Patents together with certain trade secrets, confidential information, customer lists, proprietary software source code, technical information, data, process technology, plans, drawings, design specifications, training manuals and blue prints of Seller and the Company related to the Butane Blending Business.

“Buyer” is defined in the introductory paragraph.

“Buyer Guarantor” is defined in Section 12.1.

“Buyer Indemnitees” is defined in Section 10.1(a).

“Buyer Obligation” is defined in Section 12.1.

“Buyer Section 3.2 Notice of Objection” is defined in Section 3.2(c).

“Canadian Blending License” means a new license agreement in substantially the form of Exhibit N pursuant to which, following the Closing, Seller will grant to the Company an irrevocable, non-exclusive, perpetual sub-license to use the Canadian Blending Technology in accordance with the terms thereof.

“Canadian Blending Technology” means Canadian Patent No. 2647970 (filed on April 20, 2007) held, at the time of Closing, by Seller, together with any Canadian patents or patent applications claiming priority in whole or in part to such patents or patent applications, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part or reexaminations thereof, and any trade secrets, confidential information, process technology, plans, drawings and design specifications related thereto.

“Canadian Butane Supply Agreement” means the supply agreements in substantially the form of Exhibit R pursuant to which Texon Canada ULC will sell butane to the Company following the Closing.

“Closing” means the closing of the transaction contemplated by this Agreement.

“Closing Date” is defined in Section 4.1.

“Closing Date Amount” means, and is equal to, the sum of the following: (i) the Membership Interest Base Purchase Price plus (ii) the Estimated Company Inventory Value plus (iii) the Estimated Included Seller Inventory Value plus (iv) the purchase price for the Transloader Patent License specified in Section 3.1(c) plus (v) the payment described in Section 3.1(d).

“Closing Date Combined Inventory Statement” is defined in Section 3.2(c).

“Closing Date Combined Inventory Value” is defined in Section 3.2(c).

“Closing Date Hedging Positions” is defined in Section 7.16.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Inventory” means, collectively, the Company Inventory and the Included Seller Inventory.

“Company” is defined in Recital A.

“Company Assets” means all of the properties, rights and interests used by the Company in the operation of the Butane Blending Business, including specifically the Company Real Property and the Company Inventory, but specifically excluding the Excluded Assets.

“Company Inventory” means (i) all grades of butane owned by the Company, wherever located, including any such butane in transit, other than butane held in inventory by the Company related to the Buckeye Letter Agreement that is excluded from the sale pursuant to Section 4.3(q) and identified on Schedule 4.3(q) and (ii) all grades of gasoline owned by the Company, wherever located, including such gasoline in transit, other than gasoline held in inventory by the Company related to the Buckeye Letter Agreement that is excluded from the sale pursuant to Section 4.3(q) and identified on Schedule 4.3(q).

“Company Inventory Value” means the value in U.S. dollars of the Company Inventory, as determined in accordance with this Agreement.

“Company Parts and Equipment” means the equipment, parts and other inventory purchased by Seller or the Company prior to the Closing Date and identified on Schedule 1.1(b).

“Company Real Property” means the real property and interests in real property owned or leased by the Company, which are specifically identified and legally described in Schedule 1.1(c), including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with any tenements, hereditaments, easements, rights-of-way rights, servitudes, rights and privileges relating thereto, which real property is owned or leased by the Company and used by the Company in the operation of the Butane Blending Business.

“Consulting Agreement” means a consulting agreement in substantially the form of Exhibit O pursuant to which, following the Closing, the Company or an Affiliate of the Company will engage the specified individual to provide services to the Company as an independent contractor.

“Copyright” is defined in Section 5.18(a)(iii).

“Contracts” shall mean all oral or written leases, agreements, contracts, arrangements, commitments, licenses and franchises.

“Data” is defined in Section 5.18(n).

“Decision Notices” is defined in Section 3.3(b).

“Defaulting Party” is defined in Section 10.9.

“Defensible Title” shall mean (i) in the case of Company Real Property, good and indefeasible title free and clear of all Liens, security interests and encumbrances, subject to and except for any Permitted Liens and (ii) in the case of (A) a Company Asset not constituting real property or (B) Included Seller Inventory, good and valid title free and clear of all Liens, security interests and encumbrances, subject to and except for any Permitted Liens.

“Dispute Notice” is defined in Section 3.3(a).

“DOJ” is defined in Section 7.2.

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Employee Benefit Plan” means any written or oral plan, agreement or arrangement involving direct or indirect benefits, other than salary, as compensation for services rendered including insurance coverage, medical or dental plan benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement benefits.

“Employment Agreement” means an employment agreement in substantially the form of Exhibit P pursuant to which, following the Closing, the Company or an Affiliate of the Company will agree to employ the specified individual and the specified individual will agree to be employed by the Company.

“Environmental Condition” means any contamination by a Hazardous Substance of surface soils, subsurface soils, groundwater, leachate or other sediments present on, in, under or migrating from any of the Company Real Property in violation of any Environmental Law.

“Environmental Laws” means any and all existing federal, state and local laws, regulations, rules, ordinances, decrees and/or orders (unilateral or consent), requirements under permits issued pursuant to any of the foregoing, and other legally binding requirements of any appropriate Governmental Authorities relating to the environment, health, safety, security, any Hazardous Substance, or any activity involving Hazardous Substances, the abatement of pollution or protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, Process Safety Management, the Chemical Facility Anti-Terrorism Act, the Hazardous Materials Regulations (41 CFR 172), the Solid Waste Disposal Act and the Occupational Safety and Health Act, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” shall mean any and all liabilities, responsibilities, obligations, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses, court costs, reasonable attorneys’, expert witnesses’ and investigative fees and expenses), damages, assessments, liens, penalties, fines, prejudgment and post-judgment interest, incurred or imposed (i) pursuant to any order, notice, injunction, judgment or similar ruling arising out of or in connection with any Environmental Law, (ii) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such Governmental Authority or other Person to the extent arising out of a release of Hazardous Materials, or (iii) as a result of Environmental Conditions.

“Equity Commitment” means (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (iii) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents; and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests; and (iii) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Estimated Company Inventory Value” is defined in Section 3.2(a).

“Estimated Included Seller Inventory Value” is defined in Section 3.2(a).

“Excluded Assets” is defined in Section 4.3.

“Final Combined Inventory Adjustment Payment Date” means the date that is two Business Days following the determination of the Post-Closing Combined Inventory Adjustment Amount.

“Final Company Inventory Value” is defined in Section 3.2(c).

“Final Included Seller Inventory Value” is defined in Section 3.2(c).

“Form 8594” is defined in Section 3.1(f).

“FTC” is defined in Section 7.2.

“Fundamental Representations” is defined in Section 10.5.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, or other government or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police or regulatory power of any nature, in each case having jurisdiction over Seller, the Company or the Butane Blending Business.

“Hazardous Substances” means any substances, materials, or wastes regulated as a “hazardous substance,” “extremely hazardous substance,” “hazardous materials” or “hazardous waste” under any Environmental Law, including petroleum products.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Seller Inventory” means all grades of butane and gasoline owned by Seller, wherever located, including any such butane and gasoline in transit, other than butane and gasoline held in inventory by Seller related to the Buckeye Letter Agreement.

“Included Seller Inventory Value” means the value in U.S. dollars of the Included Seller Inventory, as determined in accordance with this Agreement.

“Income Tax” and “Income Taxes” mean any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, information return, statement, form or other documentation (including any additional supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Income Taxes.

“Indemnification Cap” is defined in Section 10.6.

“Indemnified Party” is defined in Section 10.3(a).

“Indemnifying Party” is defined in Section 10.3(a).

“Independent Contractor” means an individual who provides services to the Company and is listed as an “Independent Contractor” on Schedule 5.19(a).

“Intellectual Property” is defined in Section 5.18(a).

“IP Representations” is defined in Section 10.5.

“knowledge,” “known” or words of similar import when used with respect to (i) Buyer, shall mean the actual knowledge of any fact, circumstance or condition by a current officer of such Person and (ii) Seller, shall mean the actual knowledge of any fact, circumstance or condition by the Persons listed on Schedule 1.1(a). References herein to “knowledge” do not include imputed or implied knowledge.

“Legal Requirements” means all laws, including without limitation, statutes, ordinances, rules, regulations, codes, plans, injunctions, judgments, orders, decrees (unilateral or consent), rulings, settlements and charges thereunder by or of federal, state or local Governmental Authorities (in each case, other than Environmental Laws and Tax Laws).

“Lien” means any mortgage, pledge, lien, security interest, charge, option, warrant, purchase right, encumbrance, conditional sale or other installment sales agreement, title retention agreement, device or arrangement or transfer for security for the payment of any indebtedness.

“Losses” is defined in Section 10.1(a).

“Marks” is defined in Section 5.18(a)(i).

“Material Adverse Effect” means any change or effect that is material and adverse to (i) the Butane Blending Business taken as a whole, or (ii) the ability of Seller to perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include effects, events or changes arising out of or resulting from (v) changes in conditions in the U.S. or global economy or capital or financial markets generally (whether general, regional or limited to the area in which the Butane Blending Business is conducted), including changes in interest or exchange rates or fluctuations in the price of or demand for petroleum or petroleum products, (w) changes in legal, regulatory, political, economic or business conditions, or changes in GAAP that, in each case, generally affect the industries in which the Company or Seller conducts business, (x) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees or Governmental Authorities, (y) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (z) the failure of the Company or Seller to meet internal projections or forecasts.

“Material Contracts” is defined is Section 5.15(a).

“MCE Blending” means MCE Blending, LLC, a limited liability company organized under the laws of the State of Texas.

“MCE Blending Assignment” is defined in Section 4.2(a)(xii).

“MCEC” means Mid-Continent Energy Company, Incorporated, a Florida corporation.

“MCEC Payment Amount” is defined in Section 4.2(c).

“MCEC Services Agreement” means that certain Blending Projects Services Agreement, dated November 24, 2009, among Seller, the Company and MCEC.

“Membership Interest” is defined in Recital A.

“Membership Interest Assignment” means the instrument of conveyance in substantially the form of Exhibit B pursuant to which at Closing Seller shall convey to Buyer all of Seller’s membership interest in the Company.

“Membership Interest Base Purchase Price” is defined in Section 3.1(a).

“New Permits” means those Permits that are nontransferable and for which Buyer will be required to apply.

“Non-competition Agreement” means a non-competition agreement substantially in the form attached to the MCE Blending Assignment, pursuant to which, following the Closing, MCEC and Larry Mattingly will agree not to compete with the Company or its Affiliates on the terms set forth therein.

“Non-competition Period” means the period from the Closing Date until the later of (i) the expiration of the last expiring Blending Patent and (ii) the termination of the Buckeye Letter Agreement.

“Non-Defaulting Party” is defined in Section 10.9.

“Non-US Patents” means any and all patents or patent applications filed outside of the United States that claim priority to any Blending Patent, including but not limited to Patent Cooperation Treaty Application No. PCT/US07/09671, EP App. No. 07 794 356.1 and CA App. No. 2647970, together with any non-U.S. patents or patent applications claiming priority in whole or in part to such patents or patent applications, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part or reexaminations thereof, as well as rights to any non-U.S. future filings claiming priority to these applications.

“Notice of Future IP” is defined in Section7.18(a).

“Notice of Intention” is defined in Section 7.18(a)(i).

“Offered Employees” is defined in Section 7.9(a).

“Outside Date” is defined in Section 11.1(g).

“Owner” is defined in Section 5.18(e).

“Party” means Seller or Buyer.

“Patents” is defined in Section 5.18(a)(ii).

“Pension Plan” means any “pension” plan within the meaning of Section 3.2 of ERISA, determined without regard to whether such plan is subject to ERISA.

“Permits” means all legally-mandated registrations, licenses, permits, franchises, certificates, decrees (unilateral or consent), approvals, authorizations, qualifications, entitlements and orders of Governmental Authorities.

“Permitted Liens” means (i) all agreements, leases, instruments, documents, Liens and encumbrances which are described in any Schedule or Exhibit to this Agreement; (ii) any (A) undetermined or inchoate Liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Butane Blending Business or the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Company Assets or the Included Seller Inventory and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ Liens or other similar Liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to the conduct of the Butane Blending Business or the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Company Assets or the Included Seller Inventory, securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith; (iii) any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by the Company or Seller, as the case may be, in the ordinary course of business; (iv) any Liens or security interests created by Legal Requirements or reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested by the Company or Seller in the ordinary course of business; (v) all Liens (other than Liens for borrowed money), charges, leases, easements, restrictive covenants, encumbrances, contracts, agreements, instruments, obligations, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting or encumbering title to the Company Real Property which individually or in the aggregate are not such as to unreasonably and materially interfere with or prevent any material operations conducted as a part of the Butane Blending Business by the Company or Seller in the manner operated on the date of this Agreement; (vi) Liens securing indebtedness of Seller or any of its Subsidiaries for borrowed money which are released unconditionally at or prior to the Closing Date; (vii) any defect that has been cured by the applicable statutes of limitations or statutes for prescription; (viii) any defect affecting (or the termination or expiration of) any easement, right-of-way, leasehold interest, license or other real property interest which has been replaced by an easement, right-of-way, leasehold interest, license or other real property interest constituting part of the Company Assets covering substantially the same rights to use the land or the portion thereof used by the Company in connection with the Butane Blending Business; (ix) the failure to locate on the ground a “blanket” or similar easement or right-of-way; (x) rights reserved to or vested in any Governmental Authority to control or regulate the Butane Blending Business or any of the Company Assets, and all Legal Requirements of such authorities, including any building or zoning ordinances and all Environmental Laws; (xi) any Contract, instrument, Lien, Permit, amendment, extension or other matter entered into by a Party to this Agreement in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other Party made pursuant to this Agreement; (xii) all agreements and obligations relating to imbalances with respect to shipment, transportation or storage of any Combined Inventory, or any products held for sale by the Company; (xiii) any Lien, Contract, instrument, obligation, defect, irregularity or other matter (A) that is referenced or reflected in any title commitment obtained by Buyer, to the extent such matter is located on a survey or can be reasonably evaluated without review of a survey which locates such matter on the ground, or (B) to the extent Buyer does not assert such matter as a title defect by written notice to Seller prior to the Closing, that is referenced or reflected in any title policy obtained by Buyer; (xiv) any and all matters and encumbrances (including, without limitation, fee mortgages or ground leases) affecting any of the Company Real Property which is leased by the Company as lessee, not created or granted by the Company; and (xv) any of the following: (A) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the Company Asset or relevant portion thereof affected thereby; (B) any assertion of a defect based on the lack of a survey; and (C) defects arising out of lack of evidence of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the Company Asset or relevant portion thereof affected thereby.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.

“Post-Closing Combined Inventory Adjustment Amount” means the sum of (i) the Post-Closing Company Inventory Adjustment Amount plus (ii) the Post-Closing Included Seller Inventory Adjustment Amount.

“Post-Closing Company Inventory Adjustment Amount” means the positive or negative amount equal to (i) the Final Company Inventory Value minus (ii) the Estimated Company Inventory Value.

“Post-Closing Included Seller Inventory Adjustment Amount” means the positive or negative amount equal to (i) the Final Included Seller Inventory Value minus (ii) the Estimated Included Seller Inventory Value.

“Public Software” is defined in Section 5.18(i)(iv).

“Records” means Seller’s or the Company’s books and records, in any form or media, operational, maintenance, construction, environmental and technical records relating (and in the case of Seller, only to the extent solely relating) to the Butane Blending Business other than that portion of the Butane Blending Business conducted with Buckeye Terminals, LLC or any of its Affiliates, including without limitation financial information, Tax Returns and related work papers and letters from accountants, if any, deeds, title policies, licenses and permits, customer and supplier lists, engineering designs, blueprints, as-built plans, specifications, procedures, reports and equipment repair, safety, maintenance or service records but specifically excluding the Retained Books and Records.

“Required Consents” is defined in Section 7.3.

“Retained Books and Records” is defined in Section 4.3(j).

“Retained Causes of Action” is defined in Section 4.3(k).

“Retained Liabilities” means:

(a) accounts payable owed by Seller or the Company to the extent arising from operations prior to the Closing;

(b) liabilities of Seller other than those liabilities identified on Schedule 1.1(d);

(c) liability for any indebtedness of Seller or any of its Subsidiaries with respect to borrowed money, including any interest or penalties accrued thereon, as of the Closing Date;

(d) liabilities associated with, related to or arising from any Excluded Asset;

(e) liabilities arising in connection with any Seller Employee Benefit Plan;

(f) liabilities of Seller or the Company arising out of the employment relationship during the period prior to the Closing between Seller or the Company and any employee of Seller or the Company; and

(g) liabilities and obligations of the Company under any Contract related to a Retained Liability, or an Excluded Asset, including the MCEC Services Agreement and the Contribution and Assumption Agreement, dated February 1, 2010, between the Company and Seller.

“Seller” is defined in the introductory paragraph.

“Seller Employee Benefit Plans” is defined in Section 5.20(a).

“Seller Hedging Contracts and Accounts” is defined in Section 7.16.

“Seller Indemnitees” is defined in Section 10.1(b).

“Seller’s Insurance” is defined in Section 7.7(a).

“Software” is defined in Section 5.18(a)(iv).

“Software License and Support Agreement” means a license and agreement in substantially the form of Exhibit D pursuant to which, following the Closing, the Company will grant to Seller a non-exclusive, irrevocable, perpetual, worldwide license to use the proprietary software included in the Butane Blending Technology and provide on-going support services with regard thereto.

“Subsidiary” means, with respect to any Person: (i) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Supplemental Business Financial Statements” means the financial statements described in Section 7.8(a).

“Surviving Positions” is defined in Section 7.16(b).

“SXL Employer” is defined in Section 7.9(a).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by the Company and used in the operation of the Butane Blending Business (wherever located and whether or not carried on the Company’s books).

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, excise, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Laws” means the Code and the laws of any other Governmental Authority having jurisdiction over Seller, Buyer and the Company, as applicable, relating to any Tax, as amended from time to time, or any successor law.

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Termination for Cause” means termination from employment due to gross negligence, misuse or unauthorized appropriation of trade secrets or other confidential information of Buyer or any of its Affiliates, theft of property from Buyer or any of its Affiliates, willful damage to Buyer’s or any of its Affiliates’ property, or any material failure by the employee to perform any term or condition of his or her employment with Buyer or any of its Affiliates.

“Third Party Claim” is defined in Section 10.3(a).

“Total Consideration” means (i) the Membership Interest Base Purchase Price plus (ii) the Final Company Inventory Value plus (iii) the Final Included Seller Inventory Value plus (iv) the purchase price of the Transloader Patent License.

“Trade Secrets” is defined in Section 5.18(a)(v).

“Trademarks” means all trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transfer Taxes” is defined in Section 7.14(a).

“Transferred Employees” is defined in Section 7.9(a).

“Transition Employees” is defined in Section 7.9(a).

“Transition Services Agreement” means an agreement in substantially the form of Exhibit E pursuant to which Seller or the Company will provide post-Closing services to the other to the extent and for the period or periods specified therein.

“Transloader Patent” means U.S. Patent No. 6,959,741 held by Seller and pertaining to a method and apparatus for loading and unloading material from a storage medium, together with any U.S. patents or U.S. patent applications claiming priority in whole or in part to such patents, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part or reexaminations thereof.

“Transloader Patent License” means a license agreement in substantially the form of Exhibit F pursuant to which Seller will grant to Buyer, or its designee, an exclusive, irrevocable, perpetual, fully paid up, worldwide license to use the Transloader Patent; provided, however, Seller will reserve the right to continue its own use of the Transloader Patent after the Closing for any business purposes of Seller or its Affiliates.

SECTION 2. PURCHASE OF MEMBERSHIP INTEREST, COMPANY INVENTORY AND INCLUDED SELLER INVENTORY.

2.1 Purchase and Sale. Subject to the terms and conditions hereof, on the Closing Date Seller will sell, assign, transfer and convey to Buyer and Buyer will purchase all of Seller’s right, title and interest in and to (i) the Membership Interest, the Company Parts and Equipment and the Company Inventory, for the consideration specified in Section 3.1(a) and (ii) the Included Seller Inventory, for the consideration specified in Section 3.1(b).

SECTION 3. CONSIDERATION.

3.1 Consideration.

(a) Membership Interest Purchase Price. The purchase price for the Membership Interest shall be equal to (i) $140,000,000 (one hundred forty million dollars) (the “Membership Interest Base Purchase Price”) plus (ii) the Final Company Inventory Value.

(b) Included Seller Inventory Purchase Price. The purchase price for the Included Seller Inventory shall be equal to the Final Included Seller Inventory Value.

(c) Transloader Patent License. The paid up royalty for the Transloader Patent License shall be equal to $10,000 (ten thousand dollars).

(d) Rail Car Payment. Buyer will pay Seller $176,000 (one hundred seventy-six thousand dollars) as compensation for expenses incurred by Seller in leasing rail cars for the transport and storage of butane.

(e) Payments.

(i) At the Closing, the Closing Date Amount shall be paid as set forth in Section 4.2(b)(i) and Section 4.2(c).

(ii) On the Final Combined Inventory Adjustment Payment Date, (A) if the Post-Closing Combined Inventory Adjustment Amount is greater than zero, Buyer will pay to Seller an amount equal to the Post-Closing Combined Inventory Adjustment Amount and (B) if the Post-Closing Combined Inventory Adjustment Amount is less than zero, then Seller will pay to Buyer an amount equal to the absolute value of the Post-Closing Combined Inventory Adjustment Amount. The Post-Closing Combined Inventory Adjustment Amount shall be paid by wire transfer of immediately available funds in U.S. dollars to such account as the recipient shall designate.

(f) Allocation of Purchase Price. Seller and Buyer have agreed to an allocation of the Membership Interest Base Purchase Price to the Company Assets and the Butane Blending Technology for federal Tax purposes, and to work and cooperate with each other to coordinate their completion of Form 8594, Asset Acquisition Statement (the “Form 8594”) under Section 1060 of the Code, and pursuant to regulations promulgated thereunder, so that the amounts allocated on the Form 8594 will be consistent. In connection therewith, Buyer and Seller shall agree upon the allocation of the Total Consideration in a certificate, the form of which is attached hereto which is attached hereto as Schedule 3.1(f) (the “Allocation Statement”). Seller and Buyer further agree that if the amount of Total Consideration allocated to any of Assets by Seller or Buyer increases (or decreases) after the taxable year that includes the Closing Date, Seller and Buyer shall file “Supplemental Asset Acquisition Statements” on Form 8594 with their income Tax Returns for the taxable year in which the increase (or decrease) is properly taken into account. Not later than 30 days prior to the filing of its respective Form 8594 relating to this transaction, each Party will deliver to the other Party a copy of its Form 8594.

3.2 Combined Inventory.

(a) Three Business Days prior to the expected Closing Date, Seller will deliver to Buyer a written statement of Seller’s good faith estimate of the estimated value of the Combined Inventory as of such date setting forth the ownership, types, characteristics and volumes, on a tank, truck, barge, pipeline or other location basis, of all Combined Inventory. Seller will value the Combined Inventory in accordance with, and the Final Company Inventory Value and the Final Included Seller Inventory Value will be consistent with, the valuation and calculation procedures set forth in Schedule 3.2(a)-1 and Schedule 3.2(a)-2, respectively. At the Closing, Buyer will pay Seller an amount equal to the estimated value (the “Estimated Company Inventory Value,” in the case of the Company Inventory and the “Estimated Included Seller Inventory Value,” in the case of the Included Seller Inventory). If Buyer does not agree with Seller’s calculation of the Estimated Company Inventory Value or the Estimated Included Seller Inventory Value, Buyer and Seller will use their commercially reasonable efforts to agree on a revised estimate, but failing agreement by Closing on a revision, the average of Seller’s estimate and Buyer’s estimate, subject to post-Closing adjustment as provided for in Section 3.2(c), shall be used as the Estimated Company Inventory Value or the Estimated Included Seller Inventory Value, as the case may be.

(b) Seller will calculate the Combined Inventory as of the Effective Time at the respective locations of the Combined Inventory. Seller will not be required to take physical measurement of the Combined Inventory (insofar as such physical measurement is not practicable); provided, however, if Seller conducts any physical count of any Combined Inventory, Seller will allow Buyer or its authorized representatives to be present and observe any such physical count of any Combined Inventory. The Combined Inventory will be calculated by Seller in accordance with the procedures set forth on Schedule 3.2(a)-1 and Schedule 3.2(a)-2.

(c) As soon as practicable, but in any event no later than 20 Business Days following the Closing Date, Seller will cause to be prepared and delivered to Buyer a statement, together with supporting calculations and information (the “Closing Date Combined Inventory Statement”) setting forth the respective items and volumes of each of the Company Inventory and the Included Seller Inventory as calculated by Seller as of the Effective Time and the value of such Combined Inventory, calculated separately for the Company Inventory and the Included Seller Inventory (collectively, the “Closing Date Combined Inventory Value”), which shall be determined in accordance with the procedures set forth on Schedule 3.2(a)-1 and Schedule 3.2(a)-2. Buyer will give Seller notice of its acceptance of or objection to the computations in the Closing Date Combined Inventory Statement no later than three Business Days following its receipt of such statement. If Buyer fails to give such notice before the end of such three-Business Day period, then the Closing Date Combined Inventory Statement will be deemed final and binding upon the Parties. If Buyer gives such notice to Seller of Buyer’s objection within such three-Business Day period (“Buyer Section 3.2 Notice of Objection”), and Buyer and Seller are unable to resolve the issues in dispute within 20 Business Days after delivery of such notice, the matter will be resolved under Section 3.3. Such amount determined in accordance with this Section 3.2(c) or Section 3.3 is, as applicable, the “Final Company Inventory Value” and the “Final Included Seller Inventory Value.”

(d) Each Party agrees that, following the Closing, it will not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Closing Date Combined Inventory Statement as provided in this Section 3.2. From the Closing through the final determination of the Closing Date Combined Inventory Value in accordance with this Section 3.2, (i) Seller will give Buyer access at all reasonable times to the personnel and working papers utilized in determining the Closing Date Combined Inventory Statement for purposes of confirming Seller’s calculation of same and (ii) Seller and Buyer will give one another access at all reasonable times to the personnel, properties, and books and records of the Butane Blending Business for purposes of determining the Closing Date Combined Inventory Value, including permitting the Parties and their respective advisors to participate in any taking of physical inventory. Each Party will cooperate with the other in the preparation of the Closing Date Combined Inventory Statement, if requested by such other Party.

(e) Except as expressly set forth in Section 3.3(c), Buyer and Seller will each bear its own expenses incurred in connection with the preparation and review of the Closing Date Combined Inventory Statement.

3.3 Resolution of Disputes.

(a) If Buyer and Seller have not agreed on the Final Company Inventory Value or the Final Included Seller Inventory Value within 20 Business Days after delivery of a Buyer Section 3.2 Notice of Objection, as the case may be, then Seller and Buyer will have ten Business Days to deliver notice to the other party (the “Dispute Notice”) of its intent to refer the matter for resolution to KPMG LLP (the “Accounting Expert”).

(b) Within five Business Days of the selection of the Accounting Expert, Buyer and Seller will each deliver to the other and to the Accounting Expert a notice setting forth in reasonable detail their calculation and the amount of the Final Company Inventory Value and/or the Final Included Seller Inventory Value, as the case may be (the “Decision Notices”). Within five Business Days after receiving the Decision Notices, the Accounting Expert will determine its best estimate of the Company Inventory Value and/or the Included Seller Inventory Value as of the Closing Date. The amount determined by the Accounting Expert shall be the Final Company Inventory Value and/or the Final Included Seller Inventory Value.

(c) The fees and expenses of the Accounting Expert will be borne equally by the Parties. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

SECTION 4. CLOSING.

4.1 Closing Date. The Closing will take place on the second Business Day following the satisfaction or waiver of the conditions specified in Section 8 and Section 9 hereof, but in any event not later than the Outside Date, or such other date as the parties may mutually agree upon in writing (the “Closing Date”), at the office of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas 77002, or at such other location as shall be mutually agreed.

4.2 Transfer of Membership Interest; Closing Deliveries. In connection with the Closing, on the Closing Date, the Parties will take the following actions and deliver the following items:

(a) Seller’s Deliveries to Buyer. Seller will deliver to Buyer or its designee:

(i) The Membership Interest Assignment, duly executed on behalf of Seller;

(ii) The Assignment and Bill of Sale, duly executed on behalf of Seller;

(iii) The Transition Services Agreement, duly executed on behalf of Seller;

(iv) The Transloader Patent License, duly executed on behalf of Seller;

(v) The Employment Agreement, duly executed on behalf of each of Reid Smith and Steve Vanderbur;

(vi) The Consulting Agreement, duly executed on behalf of Larry Mattingly;

(vii) An Officer’s Certificate, substantially in the form of Exhibit G, duly executed on behalf of Seller, as to whether each condition specified in Section 8 has been satisfied in all respects;

(viii) A Secretary’s Certificate, substantially in the form of Exhibit H, duly executed on behalf of Seller;

(ix) A non-foreign affidavit as referred to in Section 1445(b)(2) of the Code, substantially in the form of Exhibit I;

(x) The resignation, effective as of the Closing, of each officer of the Company and MCE Blending;

(xi) The Non-competition Agreement, duly executed on behalf of MCEC and Larry D. Mattingly;

(xii) An Assignment of Membership Interest (the “MCE Blending Assignment”) in substantially the form of Exhibit L, pursuant to which, at and contemporaneously with the Closing, MCEC shall convey to Buyer all of MCEC’s membership interest in MCE Blending;

(xiii) The Canadian Butane Supply Agreements, duly executed on behalf of Texon Canada ULC; and

(xiv) The Records.

(b) Buyer’s Deliveries to Seller. Buyer will deliver to Seller:

(i) The Closing Date Amount, less the MCEC Payment Amount, in cash, by wire transfer of immediately available funds to an account designated by Seller at least three days prior to the Closing Date;

(ii) The Transition Services Agreement, duly executed on behalf of the Company and Buyer;

(iii) An Officer’s Certificate, substantially in the form of Exhibit J, duly executed on behalf of Buyer, as to whether each condition specified in Section 9 has been satisfied in all respects; and

(iv) A Secretary’s Certificate, substantially in the form of Exhibit K, duly executed on behalf of Buyer.

(c) Buyer’s Delivery to MCEC. Buyer will deliver to MCEC, in cash, by wire transfer of immediately available funds to an account designated by MCEC at least three days prior to the Closing Date, an amount equal to $787,500 (seven hundred eighty-seven thousand five hundred dollars) representing the consideration payable to MCEC in connection with the transfer of its membership interest in MCE Blending pursuant to the MCE Blending Assignment (the “MCEC Payment Amount”).

(d) Blending Patents License; Software License and Support Agreement. Immediately following consummation of the Closing, (i) Buyer will cause MCE Blending to assign or otherwise transfer the Blending Patents to the Company, (ii) Buyer will cause the Company to deliver to Seller (x) the Blending Patents License, duly executed on behalf of the Company and (y) the Software License and Support Agreement, duly executed on behalf of the Company and (iii) Seller will deliver to the Company the Canadian Blending License, duly executed on behalf of Seller.

(e) Buckeye Letter Agreement. Immediately following consummation of the Closing, Buyer will cause the Company to execute and deliver to Seller, and Seller will execute and deliver to the Company, the Buckeye Letter Agreement.

(f) Name Change. Promptly following consummation of the Closing, Buyer will cause the Company to change the Company’s name so that it no longer includes the word “Texon.”

4.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Company Assets shall not include the following assets, properties and rights of Seller or the Company (collectively, the “Excluded Assets”):

(a) all ownership and other rights with respect to the Seller Employee Benefit Plans;

(b) any Permit that by its terms is not transferable to Buyer, including those indicated on Schedule 5.13 as not being transferable and in respect of which Buyer must obtain a New Permit;

(c) all accounts receivable owed to Seller or the Company to the extent arising from operations prior to the Closing Date;

(d) the minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the organization of Seller;

(e) all correspondence, agreements or other documents or instruments of Seller related to the sale of the Butane Blending Business contemplated hereby, lists of other prospective purchasers of the Butane Blending Business compiled by Seller, purchase or other transaction bids, offers, proposals or indications of interest submitted to Seller by other prospective purchasers of the Butane Blending Business, analyses by Seller or its representatives of purchase or other transaction bids, offers, proposals or indications of interest submitted by other prospective purchasers of the Butane Blending Business, and correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of the Butane Blending Business;

(f) the rights that accrue to Seller hereunder;

(g) any prepaid insurance, cash, cash equivalents or marketable securities and all rights to any bank accounts of Seller or the Company;

(h) all Trademarks referencing the names of Seller or its Subsidiaries;

(i) all assets, properties, goodwill and rights used in or associated with any business or operations of Seller other than the Butane Blending Business;

(j) all books, records, files and data to the extent relating to the Excluded Assets or the Retained Liabilities (collectively, the “Retained Books and Records”);

(k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature arising from acts, omissions or events occurring prior to the Closing Date available to, or being pursued by, Seller or the Company against any Person or Persons (collectively, the “Retained Causes of Action”);

(l) all rights to claims for insurance except as provided for in Section 7.15(b);

(m) any asset or property specifically identified on Schedule 4.3(m);

(n) any assets or properties that shall have been transferred or disposed of by Seller or the Company prior to the Closing not in violation of this Agreement;

(o) the Seller Hedging Contracts and Accounts (except as otherwise provided in Section 7.16);

(p) all Buckeye Contracts, as such term is defined in the Buckeye Letter Agreement;

(q) all inventories of butane and gasoline held for use in connection with the portion of the Butane Blending Business conducted as of the Closing Date with Buckeye Terminals, LLC or any of its Affiliates and identified on Schedule 4.3(q);

(r) all other property (real, personal or mixed and tangible or intangible) used, or held for use, in connection with the portion of the Butane Blending Business conducted as of the Closing Date with Buckeye Terminals, LLC or any of its Affiliates and identified on Schedule 4.3(m); and

(s) all Intellectual Property owned or licensed by the Company not primarily pertaining to the Butane Blending Business, the Transloader Patent, the Non-US Patents and all Intellectual Property not specifically identified in Schedule 5.18(e).

4.4 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged when due and on a timely basis solely by, Seller and shall not be assumed by Buyer. Immediately prior to the Closing on the Closing Date, Seller and the Company shall execute and deliver an Assignment and Assumption Agreement in substantially the form of Exhibit Q, and deliver a copy of such to Buyer, pursuant to which, effective at the Closing, the Company shall assign to Seller the Retained Liabilities and the Excluded Assets, and Seller shall assume and agree to pay, perform or discharge when due and on a timely basis the Retained Liabilities (the “Assignment and Assumption Agreement”)

SECTION 5. SELLER’S REPRESENTATIONS AND WARRANTIES.

Except as set forth in a Schedule hereto, Seller represents and warrants to Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement, except to the extent that such statements are expressly made only as of a specified date, in which case Seller represents and warrants that such statements are correct and complete as of such specified date.

5.1 Enforceability; Authorization; No Conflicts.

(a) The execution, delivery and performance of this Agreement by Seller and the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions of Seller and the Company, as applicable, and this Agreement is, and any documents or instruments to be executed and delivered by Seller or the Company pursuant hereto will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.

(b) The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Seller or the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under (i) the organizational documents of Seller or the Company, (ii) any provision of any mortgage, trust indenture, Lien, Contract, court order, judgment or decree to which Seller or the Company is bound or (iii) any Legal Requirement, except in the case of clause (ii) where such breach or default could not reasonably be expected to cause a Material Adverse Effect.

5.2 Organization. Seller is a limited partnership duly organized under the laws of the State of Delaware. The Company is a limited liability company duly organized under the laws of the State of Delaware. MCE Blending is a limited liability company duly organized under the laws of the State of Texas. Seller has all requisite power and authority to operate its business as it is now being operated, to enter into this Agreement and to sell, assign, transfer and convey the Membership Interest to Buyer under this Agreement. The Company has all requisite power and authority to operate its business as it is now being operated, to enter into this Agreement and to perform its obligations hereunder. Each of Seller and the Company is duly qualified to do business as a foreign organization and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.

5.3 Capitalization.

(a) The Company’s sole member is Seller. Seller owns of record and beneficially the Membership Interest, which represents 100% of the outstanding membership interests in the Company. No Equity Commitments of the Company exist, and no Contracts exist with respect to the voting or transfer of the Membership Interest. The Company is not obligated to redeem or otherwise acquire any of the Membership Interest.

(b) The Company has no Subsidiaries other than MCE Blending. MCE Blending’s sole record and beneficial members are the Company and MCEC. The Company owns of record and beneficially 85% of the outstanding membership interests in MCE Blending and MCEC owns of record and beneficially the remaining 15% of the outstanding membership interests in MCE Blending. Neither the Company nor MCEC has any Equity Commitments with respect to its membership interests in MCE Blending, and no Contracts exist with respect to the voting or transfer of the Company’s or MCEC’s membership interests in MCE Blending. MCE Blending is not obligated to redeem or otherwise acquire any of its membership interests. Other than its membership interests in MCE Blending, the Company owns no Equity Interests.

5.4 Company Records.

(a) Seller and the Company have provided or made available to Buyer in the data room, or delivered to Buyer pursuant to Buyer’s request, true, correct and complete copies of the constitutional documents of each of the Company and MCE Blending as amended and in effect on the date hereof, including all amendments thereto.

(b) The minute books of the Company and MCE Blending previously made available to Buyer contain true, correct and materially complete records of all meetings, and properly reflect all other limited liability company action of the sole member of the Company, and the members of MCE Blending during such time (if required), as applicable. The Membership Interest transfer ledgers of the Company and MCE Blending previously made available to Buyer are true, correct and materially complete. All membership interest transfer Taxes or duties levied, if any, or payable with respect to all transfers of membership interests in the Company and MCE Blending prior to the date hereof have been paid and appropriate transfer Tax or duty stamps affixed.

(c) All books, records and accounts of the Company and MCE Blending are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Legal Requirements.

5.5 Financial Information.

(a) Seller has provided to Buyer (i) unaudited adjusted income statements with respect to the Butane Blending Business for each of the fiscal years ended March 31, 2006, 2007, 2008, 2009 and 2010 and for each of the fiscal quarters ended June 30, 2009, September 30, 2009 and December 31, 2009 and (ii) an unaudited balance sheet with respect to the Butane Blending Business as of March 31, 2010 (collectively, the “Business Financial Statements”).

(b) The Business Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and fairly present, in all material respects, the financial position and results of operations of the Butane Blending Business, at the dates and for the periods covered thereby.

(c) The Supplemental Business Financial Statements, when delivered pursuant to Section 7.8, will have been prepared from, and will be in accordance with, the books and records of Seller and will fairly present, in all material respects, the financial position and results of operations of the Butane Blending Business, at the dates and for the periods covered thereby.

(d) Except as disclosed on Schedule 5.5(d), there are no liabilities or obligations directly or indirectly associated with, related to or in connection with the Butane Blending Business (whether absolute, accrued, contingent or otherwise) which would be required to be disclosed on a balance sheet prepared in accordance with GAAP (or in the notes thereto) that are not adequately reflected or provided for in the balance sheet included in the Business Financial Statements, except liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of business, consistent with the past practices of Seller, and which would be required to be disclosed on a balance sheet prepared in accordance with GAAP (or in the notes thereto), and which are not (individually or in the aggregate) material to the Butane Blending Business or in the aggregate in excess of $1,000,000 (exclusive of trade payables incurred in the ordinary course).

5.6 Absence of Certain Changes. Since March 31, 2010, the Butane Blending Business has been operated in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to the Company Assets with a value in excess of $250,000, whether or not covered by insurance, incurred or (iii) any action taken of the type described in Section 7.4, that had such action occurred following the date hereof without Buyer’s prior approval, would be in violation of such Section 7.4.

5.7 Membership Interest; Certain Contracts. Seller holds of record and owns beneficially all of the Membership Interest, free and clear of any Liens other than Permitted Liens described in clause (vi) of the definition thereof. The Company holds of record and owns beneficially all of the Membership Interests it owns in MCE Blending, free and clear of any Liens other than Permitted Liens described in clause (vi) of the definition thereof. Other than this Agreement, (i) Seller is not a party to any Contract that could require Seller to sell, transfer, or otherwise dispose of the Membership Interest and (ii) the Company is not a party to any Contract that could require the Company to sell, transfer, or otherwise dispose of any of its membership interests in MCE Blending.

5.8 Real Property Matters.

(a) The Company has Defensible Title to the Company Real Property listed in Schedule 5.8(a).

(b) Except as set forth in Schedule 5.8(b) and excluding any representation or warranty relating to Environmental Laws or Environmental Permits, the Company has not received any written notice to the effect that (i) any betterment assessments have been levied against, or condemnation or re-zoning proceedings are pending or threatened with respect to any material parcel of the Company Real Property, or (ii) any zoning, building or similar Legal Requirement is or will be violated by the continued maintenance, operation or use of any buildings, fixtures or other improvements on any material parcel of the Company Real Property as used and operated on the date of this Agreement. There are no outstanding abatement proceedings or appeals with respect to the assessment of any material parcel of the Company Real Property for the purpose of real property Taxes, and, except as referenced in Schedule 5.8(a), there is no written agreement with any Governmental Authority with respect to such assessments or Taxes on any material parcel of the Company Real Property.

(c) All pipelines, pipeline easements, utility lines, utility easements and other easements, leaseholds, servitudes and rights-of-way burdening or benefiting the Company Assets will not at Closing unreasonably interfere with or prevent any operations conducted on the Company Assets by the Company or Seller in the manner operated on the date of this Agreement, except for (i) such interference or prevention that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) any Permitted Liens. Except as set forth in Schedule 5.8(a) and except for Permitted Liens, with respect to any pipeline, utility, access or other easements, servitudes or leaseholds located on or directly serving the Company Assets and owned or used by the Company in connection with its operations at the Company Assets, to Seller’s knowledge, no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.9 Litigation. Schedules 5.9 and 5.12 set forth each instance in which Seller or the Company is a party or, to Seller’s knowledge, is threatened to be made a party to, any action, suit, proceeding or hearing in, or before any Governmental Authority or before any mediator or arbitrator which either could reasonably be expected to cause a Material Adverse Effect or in any manner seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

5.10 Compliance with Legal Requirements. Except as set forth in Schedules 5.10 and 5.12, to Seller’s knowledge, neither Seller nor the Company is in violation of any Legal Requirements (which term for this purpose shall not include Environmental Laws and Taxes) applicable to the ownership or operation of the Butane Blending Business, except to the extent of any such matters which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

5.11 Consents and Approvals. No consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority is required to be made or obtained by Seller or the Company in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except, where applicable, for (i) the filing of a notification and report form under the HSR Act, and the expiration or earlier termination of the applicable waiting period thereunder, (ii) consents, approvals, authorizations, declarations, or rulings identified in Schedules 5.11 and 5.13, and (iii) consents, approvals, authorizations, declarations, or rulings, the failure of which to make or obtain would not reasonably be expected to cause a Material Adverse Effect.

5.12 Environmental Laws. Except as set forth in Schedule 5.12, with respect to the ownership and/or operation of the Butane Blending Business:

(a) Each of Seller and the Company is in compliance with, and at all times has complied with, applicable Environmental Laws, except for such non-compliance which did not, and could not reasonably be expected to, have a Material Adverse Effect.

(b) There are no existing or, to Seller’s knowledge, threatened actions, suits, proceedings or hearings resulting from, related to or arising under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

Notwithstanding any other provisions of the Agreement, Section 5.12 and Section 5.13 (only as it relates to Permits required by Environmental Laws) contain the sole representations and warranties of Seller with respect to environmental matters.

5.13 Permits. Schedule 5.13 sets forth a list of all of Seller’s and the Company’s material Permits (other than New Permits) relating to the Butane Blending Business. Copies of each of the Permits identified in Schedule 5.13, have been made available to Buyer prior to the Closing Date. The Company has paid or will have paid all fees and charges due prior to the Closing Date in connection with the Permits, except as disclosed in Schedule 5.13. Except as set forth in Schedule 5.13, (i) Seller and the Company are in compliance in all material respects with such Permits; (ii) no Proceeding is pending or, to Seller’s knowledge, threatened to revoke any such Permit; and (iii) neither Seller nor the Company has received written notice from any applicable Governmental Authority that (A) any such existing Permit will be revoked, (B) any pending application for any new such Permit or renewal of any existing Permit will be denied or (C) such Governmental Authority believes Seller or the Company to be in material violation of any term of such Permit.

5.14 No Violations. Except as set forth in Schedule 5.14, neither Seller nor the Company is in violation of (and no event has occurred that with notice or the lapse of time would constitute a violation by Seller or the Company under) any term, condition, or provision of (i) any order, writ, injunction or decree (unilateral or consent) applicable to the Butane Blending Business, (ii) any Permit necessary for the conduct of the Butane Blending Business by the Company or Seller in substantially the same manner as currently being conducted or (iii) any Legal Requirements, except in each instance in (i), (ii) or (iii) above for those violations that could not reasonably be expected to have a Material Adverse Effect.

5.15 Contracts.

(a) All Material Contracts included in the Company Assets are set forth in Schedule 5.15(a). “Material Contracts” means any of the following Contracts included in the Company Assets, but the term “Material Contracts” does not include any Contracts to be executed and delivered pursuant to this Agreement, or Seller Hedging Contracts and Accounts:

(i) any indenture, trust agreement, loan agreement, note or other Contract under which the Company has outstanding indebtedness for borrowed money with respect to the Company Assets or the Butane Blending Business or with respect to which the Company has guaranteed the obligations of any other Person for borrowed money;

(ii) any Contract of surety, guarantee or indemnification by the Company outside of the ordinary course of business of the Company with respect to the Company Assets;

(iii) any Contract containing a covenant not to compete with respect to the Company Assets or the Butane Blending Business;

(iv) any Contract between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other, relating to the provision of goods or services to the Company by Seller or any Affiliate of Seller (other than the Company) which will survive the Closing;

(v) any Contract other than with respect to Company Inventory, that is reasonably expected either to (A) commit the Company or Buyer to aggregate expenditures of more than $100,000 in any calendar year or (B) give rise to anticipated receipts of more than $100,000 in any calendar year;

(vi) any Contract that, to the knowledge of Seller, is reasonably expected to commit the Company to aggregate royalties of more than $100,000 in any calendar year;

(vii) any management service, consulting or other similar type of Contract that, to the knowledge of Seller, is reasonably expected to commit the Company to aggregate fees or other compensation of more than $100,000 in any calendar year; and

(viii) any Contract involving the purchase, sale, supply, exchange, storage, throughput, processing or transportation of butane, gasoline or other petroleum products.

(b) Except (i) for any such breaches, defaults or events as to which requisite waivers or consents have been or are being obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed in Schedule 5.15(b), as of the date of this Agreement, neither Seller nor the Company nor, to the knowledge of Seller, any other Person is in breach of or default under any Contract included in the Company Assets.

(c) Except as disclosed in Schedule 5.15(c), the transactions contemplated by this Agreement may be consummated without the consent of any party to any of the Material Contracts.

5.16 Taxes. Except as disclosed in Schedule 5.16:

(a) Each of Seller and the Company has filed all Tax Returns that it was required to file, and has paid all Taxes owed or owing, except where the failure to file Tax Returns or to pay Taxes could not reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor the Company has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(c) There is no audit, examination, deficiency or refund litigation pending with respect to any Income Taxes of Seller or the Company and no Taxing authority has given written notice of the intent to commence any such examination, audit or litigation.

(d) Neither Seller nor the Company is a party to any Income Tax allocation or sharing agreement.

(e) The Company is not a party to any agreement regarding sales, use, property or ad valorem Taxes providing for any Tax holidays, special Tax regimes, Tax rates or valuation assessments, Tax exemptions, Tax abatements or other reduced Tax arrangements.

(f) Neither Seller nor the Company has made an election to be treated as a corporation for U.S. tax purposes.

5.17 No Finder’s Fee. Seller has not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer or the Company may be obligated to pay such a fee or commission.

5.18 Intellectual Property.

(a) Definition of Intellectual Property. The term “Intellectual Property” means:

(i) all U.S. Trademarks (including common law marks), used in the Butane Blending Business (including all U.S. federal and state registrations with respect to any of the foregoing, and applications for registration of any of the foregoing), other than U.S. Trademarks referencing the names of Seller and its Subsidiaries (collectively, “Marks”);

(ii) all U.S. patents (including all reissues, divisions, continuations, continuations in part, reexaminations, and extensions thereof), patent applications, and U.S. rights to inventions and discoveries that may be patentable, that are related to or used in the Butane Blending Business, including the Blending Patents (collectively, “Patents”);

(iii) all U.S. copyrights in both published and unpublished works that are related to or used in the Butane Blending Business (including all U.S. registrations and applications for registration of the foregoing) (collectively, “Copyrights”);

(iv) all computer software (in both source code and object code), except generally available commercial software to the extent that related to or used in the Butane Blending Business as conducted in the U.S., including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s), (E) all Worldwide Web addresses, URLs, and sites, and (F) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing (collectively, “Software”); and

(v) all other know-how, confidential information, trade secrets (as defined by applicable law, “Trade Secrets”), customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible that are related to or used in the Butane Blending Business as conducted in the U.S.

(b) Ownership and Use of Intellectual Property. The Company owns, or has the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any such Intellectual Property, and each item of Intellectual Property will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing Date, except as expressly set forth in the Software License and Support Agreement, and the Blending Patents License. Except as set forth on Schedule 5.18(b), the Intellectual Property constitutes all of the intangible property, of any nature whatsoever, necessary to operate the Butane Blending Business in the U.S. consistent with the Company’s and Seller’s past practice for the three year period immediately prior to Closing.

(c) Infringement of Third Party Intellectual Property Rights. To Seller’s knowledge, neither the Company, Seller nor MCE Blending has infringed upon or misappropriated any U.S. intellectual property rights of third Persons. To Seller’s knowledge, the operation of the Butane Blending Business as currently conducted does not infringe upon or misappropriate any U.S. intellectual property rights of third Persons or constitute unfair competition trade practices. To Seller’s knowledge, neither the Company, Seller nor MCE Blending has received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that such Person must license or refrain from using any intellectual property rights of any third Person). For purposes of this Section 5.18(c), and in addition to the definition set forth in Section 1, knowledge shall also include the actual knowledge of any fact, circumstance or condition by Clark Sullivan (patent prosecution counsel of Seller).

(d) Infringement of the Company’s or Seller’s Intellectual Property Rights. Except as disclosed on Schedule 5.18(d), no third Person (including any present or former employee, consultant, or shareholder) has, to Seller’s knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property. For purposes of this Section 5.18(d), and in addition to the definition set forth in Section 1, knowledge shall also include the actual knowledge of any fact, circumstance or condition by Clark Sullivan (patent prosecution counsel of Seller).

(e) Owned Intellectual Property. Schedule 5.18(e) identifies each Patent and Copyright for which the Company, Seller or MCE Blending is designated as the owner party, or registrant, as applicable (“Owner”) with respect to any of the Intellectual Property. Owner has made available to Buyer correct and complete copies of all such Patents and Copyrights (each as amended to date). Schedule 5.18(e) also identifies all Software owned by each of the Company,

Seller or MCE Blending with a designation of the Owner (whether or not the Copyright therein has been registered). With respect to each item of Intellectual Property required to be identified in Schedule 5.18(e):

(i) Owner possess all right, title, and interest in and to such item, free and clear of any and all Liens.

(ii) No legal proceeding to which Seller, the Company or MCEC is a party is currently pending (nor, to Seller’s knowledge, is any such proceeding threatened) that challenges the legality, validity, enforceability, use or ownership of the item. For purposes of this Section 5.18(e)(ii), applications pending before the U.S. Patent and Trademark Office are not considered legal proceedings.

(iii) Except for the obligations of Buyer and the Company expressly set forth in Section 4.2(b) of this Agreement and obligations under existing Contracts with customers of the Butane Blending Business, neither the Company, Seller nor MCE Blending is under any obligation to grant any right, license or permission to use any such item, and the consummation of the Closing will not grant or create any obligation to grant any right, license or permission to use any such item.

(iv) No (A) Governmental Authority funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for an Owner’s Equity Interests) was used in the development of the item. To Seller’s knowledge, no current or former employee, consultant or independent contractor of the Company, Seller or MCE Blending who was involved in, or who contributed to, the creation or development of the item, has performed services related to the item for a Governmental Authority, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, Seller or MCE Blending.

(f) Patents. Except as set forth on Schedule 5.18(e), none of the Company, Seller or MCE Blending has any Patents and none of them has applied for any Patents that are related to or used in connection with the Butane Blending Business as currently conducted in the U.S. and as conducted in the U.S. for the three year period immediately prior to Closing.

(g) Marks. Schedule 5.18(e) sets forth all Marks related to or used in connection with the Butane Blending Business as currently conducted in the U.S. that the Company, Seller or MCE Blending has registered with any Governmental Authority.

(h) Copyrights. Schedule 5.18(e) sets forth all Copyrights related to or used in connection with the Butane Blending Business as currently conducted in the U.S. that the Company, Seller or MCE Blending has registered with any Governmental Authority.

(i) Software. With respect to the Software required to be identified on Schedule 5.18(e):

(i) Such Software was either (A) developed by employees of the Company or Seller within the scope of their employment or (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Software to the Company or Seller pursuant to written agreements.

(ii) Neither the Company, Seller nor MCE Blending has any obligation to provide maintenance or support services with respect to any such Software to any third Person except pursuant to existing Contracts with customers of the Butane Blending Business.

(iii) Neither the Company, Seller nor MCE Blending has entered into any source code escrow or similar arrangement under which a third Person would have the right to obtain the source code for any such Software.

(iv) Except as set forth on Schedule 5.18(i)(iv), such Software does not contain any Public Software. The list in Schedule 5.18(i)(iv) contains (A) the name of the Public Software, (B) the license name and version pursuant to which the Company or Seller, as applicable, has received a license to such Public Software, and (C) a short statement regarding how the Public Software is being used by the Company or Seller. For purposes of this Agreement, “Public Software” means any software that contains, includes or incorporates, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any version of the following: (I) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (II) the Artistic License (e.g., PERL); (III) the Mozilla Public License; (IV) the Netscape Public License; (V) the Sun Community Source License (SCSL); (VI) the Sun Industry Standards License (SISL); (VII) the BSD License; and (VIII) the Apache License.

(j) Trade Secrets. Each of the Company, Seller and MCE Blending has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets and all Trade Secrets disclosed by any third Person to the Company, Seller or MCE Blending.

(k) Licenses of Intellectual Property by the Company and Seller. Except as set forth on Schedule 5.18(k), neither the Company nor Seller has granted a license, agreement or other permission with respect to its Intellectual Property to any third Person.

(l) Licenses of Intellectual Property to the Company or Seller. Schedule 5.18(l) identifies each item of Intellectual Property that any third Person owns and which, to Seller’s knowledge, the Company, Seller or MCE Blending uses to conduct the Butane Blending Business as it is currently conducted in the U.S. and any licenses, sublicenses, agreements, or permissions (other than software subject to shrink-wrap license agreements) that the Company, Seller or MCE Blending uses to conduct the Butane Blending Business in the U.S. Each of the Company, Seller and MCE Blending has delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Schedule 5.18(l) includes a summary of any license fee, royalty or other payment obligations of the Company, Seller or MCE Blending under the applicable license, sublicense, agreement or permission. With respect to each item of Intellectual Property identified in Schedule 5.18(l), to Seller’s knowledge:

(i) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, in full force and effect, and shall inure to the benefit of the Company immediately following Closing.

(ii) The license, sublicense, agreement, or permission will be legal, valid, binding, enforceable by the Company, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii) No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv) No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(m) Royalties and Other Payment Obligations. Neither the Company, Seller nor MCE Blending is obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof in connection with the Butane Blending Business as conducted in the U.S. other than as expressly required under any license, sublicense, agreement or permission expressly disclosed on Schedule 5.18(l).

(n) Data. The data and information used by each of the Company, Seller and MCE Blending in providing products or services to its customers in connection with the Butane Blending Business as conducted in the U.S. (collectively, the “Data”), to Seller’s knowledge, (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the intellectual property rights of any Person, (iii) was collected and acquired in accordance with all applicable Legal Requirements, and (iv) when used by the Company or Seller in the manner in which the Data was used prior to the date hereof, does not violate any applicable Legal Requirement or Contract to which any of the Company, Seller or MCE Blending is a party. The Company, Seller and MCE Blending have taken reasonable steps to maintain the confidentiality and proprietary nature of the Data. Neither the Company, Seller nor MCE Blending has, to Seller’s knowledge, experienced any data loss, breach of security or otherwise unauthorized access by third Persons to confidential information related to the Butane Blending Business as conducted in the U.S., including personally identifiable information, in Seller’s possession, custody or control.

(o) Agreements with Employees, Consultants and Independent Contractors. To Seller’s knowledge, the Material Contracts listed on Schedule 5.15(a) include the material Contracts with consultants and independent contractors to any of the Company, Seller or MCE Blending that assign to Seller or the Company rights to inventions, improvements, discoveries or information of such consultant or contractor and all intellectual property that is related to or used in the Butane Blending Business. Except as set forth on Schedule 5.18(o), to Seller’s knowledge, no Intellectual Property used by the Company, Seller or MCE Blending to conduct the Butane Blending Business as currently conducted or as conducted for the three year period immediately prior to Closing is owned by or registered in the name of any employee, consultant or independent contractor.

5.19 Company Employees; Labor Matters.

(a) Schedule 5.19(a) contains a true and complete list of all of the employees of Seller (whether full-time, part-time or otherwise) devoting substantially all of their time to the Butane Blending Business (“Business Employees”) and all of the Independent Contractors servicing the Butane Blending Business, in each case as of the date hereof, specifying each of their respective names, positions and dates of hire (or entry into an independent contractor agreement), respectively, together with a notation next to the name of any employee or independent contractor on such list who is subject to any written employment agreement. Seller has provided to Buyer true, correct and complete copies of each such employment agreement. To Seller’s knowledge, except as set forth in any such employment agreement, Seller has not made any binding commitment (written or otherwise) to any Business Employee or Independent Contractor with respect to compensation, promotion, retention, termination, or severance in connection with the transactions contemplated by this Agreement for which the Company or Buyer would have any liability. Neither Seller nor the Company has received any pending claim from any Governmental Authority to the effect that Seller or the Company has improperly classified as an independent contractor any Person named as an Independent Contractor on Schedule 5.19(a). Unless otherwise indicated on Schedule 5.19(a), no Business Employee or Independent Contractor has given written notice, or has been given notice by Seller, of an intent to terminate his or her employment or independent contractor relationship with Seller. Seller’s records accurately reflect employment histories of all Business Employees, including their years of service, and all such data is maintained in a usable form.

(b) Except as set forth on Schedule 5.19(b):

(i) No labor organization currently represents any Business Employees;

(ii) no pending representation election petition or application for certification has been received by Seller that names the Business Employees as potentially represented parties, and Seller is not aware of a union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving any Business Employees;

(iii) Seller is not subject to a judicial or administrative determination that it has engaged in an unfair labor practice in connection with the Business Employees and Seller has not received notice of any pending proceeding with respect to any Business Employee;

(iv) no pending grievance or arbitration demand or proceeding has been received by Seller with respect to any Business Employee;

(v) no walkout, strike, slowdown, hand billing, picketing or work stoppage (sympathetic or otherwise) involving any Business Employee is in progress or, to Seller’s knowledge, is being threatened;

(vi) no notice of a pending breach of contract or denial of fair representation claim has been received by Seller with respect to any Business Employee;

(vii) no notice of a pending claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been received by Seller with respect to any Business Employee that remains unresolved at the date hereof;

(viii) no notice of a pending discrimination or retaliation claim, complaint, charge or investigation under any applicable federal Legal Requirement or comparable state employment practices Legal Requirement has been received by Seller with respect to any Business Employee that remains unresolved at the date hereof;

(ix) no pending workers’ compensation or retaliation claim, complaint, charge or investigation has been received, filed or is pending with respect to any Business Employee;

(x) no notice of a pending immigration law-related investigation or citation has been received by Seller with regard to any Business Employee that remains unresolved at the date hereof;

(xi) Seller has not received notice of any pending wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship of any Business Employee and that has been filed against Seller by any Business Employee that remains unresolved at the date hereof;

(xii) Seller has maintained and currently maintains the legally required amount of insurance with respect to workers’ compensation claims and unemployment benefits claims for the Business Employees;

(xiii) with respect to the Business Employees, Seller is in material compliance with all applicable Legal Requirements;

(xiv) Seller is not currently liable for any judgment, decree, order, arrearage of wages or Taxes, fine or penalty for failure to comply with any Legal Requirements with respect to the Business Employees; and

(xv) Seller has paid or properly accrued all current assessments under workers’ compensation legislation with respect to the Business Employees, and Seller is not subject to any special or penalty assessment under such legislation that has not been paid.

5.20 Seller Employee Benefit Plans; Pension Plans.

(a) Schedule 5.20(a) lists each material Employee Benefit Plan that Seller maintains or to which Seller contributes (the “Seller Employee Benefit Plans”). The Seller Employee Benefit Plans are duly registered where required and are in compliance in all material respects with all Legal Requirements. All required employer and employee contributions and premiums under the Seller Employee Benefit Plans have been made and the respective funds established under the Seller Employee Benefit Plans are funded in accordance with applicable Legal Requirements. Other than as disclosed in Schedule 7.9(h), the transactions contemplated by this Agreement do not constitute an event under the terms of any Seller Employee Benefit Plan that results in any payment, acceleration, vesting or increase in benefits with respect to any Business Employee or any acceleration or increase in the funding requirements in respect of such plan. No benefit improvements have been promised under any Seller Employee Benefit Plan other than as mandated by Legal Requirements. Except as disclosed in Schedule 5.20(a), no Seller Employee Benefit Plan Seller provides benefits following retirement.

(b) No Pension Plan exists in respect of the Business Employees.

5.21 Sufficiency of Assets. The Company Assets are sufficient for the continued conduct of the Butane Blending Business following the Closing in substantially the same manner as conducted prior to the Closing.

5.22 Condition of Certain Assets. Taken as a whole, the Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted.

5.23 Title to Assets. The Company has Defensible Title to the Company Assets. Seller has Defensible Title to the Included Seller Inventory.

5.24 MCE Blending Matters.

(a) MCE Blending currently conducts no business or operations other than the holding and licensing (to the Company) of the Blending Patents.

(b) Other than the Blending Patents, MCE Blending has no assets, and has no liabilities (whether absolute, accrued, contingent or otherwise).

(c) MCE Blending does not own or hold, directly or indirectly, any Equity Interests.

(d) MCE Blending has no employees, and has never had any employees. MCE Blending has never maintained, contributed to, sponsored or been a party to any Employee Benefit Plan. Neither MCE Blending nor any ERISA Affiliate of MCE Blending has incurred any liability under Title IV of ERISA.

(e) MCEC holds of record and owns beneficially all of the membership interests in MCE Blending that it owns free and clear of all Liens.

5.25 No Further Representations. Buyer may only rely on the information contained in this Agreement. Seller will not be liable with respect to financial projections or forecasts, or other estimates of the future performance of the Company or the Butane Blending Business. Except and to the extent set forth in this Agreement, Seller does not make any representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ANY IMPLIED OR EXPRESS WARRANTY AS TO THE ENVIRONMENTAL CONDITION THEREOF (INCLUDING, WITHOUT

LIMITATION, THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT OR UNDER ANY COMPANY ASSETS), THE EXISTENCE OF LATENT OR PATENT DEFECTS, QUALITY OR OTHER ASPECT OR CHARACTERISTIC THEREOF) with respect to the Combined Inventory or the Company Real Property (all of which are acknowledged by Buyer to be on as “as-is” basis), and Seller hereby disclaims all liability and responsibility for any representation, warranty, statement or information not included herein that was made, communicated or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection or advice that may have been or may be produced to Buyer by any director, officer, employee, agent, consultant or representative of Seller or the Company). Notwithstanding anything in this Agreement to the apparent contrary, Seller makes no, and hereby expressly disclaims any and all, representations or warranties with respect to the portion of the Butane Blending Business conducted with Buckeye Terminals, LLC or any of its Affiliates.

5.26 Tax Matters Partner. Seller does not have a Person designated as a “Tax Matters Partner” under the limited partnership agreement of Seller.

SECTION 6. REPRESENTATION AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that the statements contained in this Section 6 are correct and complete as of the date of this Agreement, except to the extent that such statements are expressly made only as of a specified date, in which case Buyer represents and warrants that such statements are correct and complete as of such specified date.

6.1 Enforceability; Authorization; No Conflicts.

(a) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions of Buyer, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.

(b) The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the organizational documents of Buyer or any provision of any mortgage, trust indenture, Lien, Contract, court order, judgment or decree to which Buyer is bound.

6.2 Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

6.3 Finder’s Fees. Buyer has not employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Seller or any of its Affiliates may be obligated to pay such a fee or a commission.

6.4 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or, to Buyer’s knowledge, investigation, by any Governmental Authority is pending or, to Buyer’s knowledge, has been threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement.

6.5 Buyer’s Financing. Buyer has secured the funds necessary to enable Buyer to pay the Closing Date Amount to Seller on the Closing Date. Buyer acknowledges and agrees that the Closing is not contingent upon Buyer obtaining financing to pay the Closing Date Amount to Seller on the Closing Date.

6.6 Buyer Awareness and Acknowledgement. As of the date hereof, Buyer is not actually aware of any fact, circumstance or condition which it believes constitutes a material breach of any representation or warranty by Seller contained in this Agreement.

6.7 Buyer as Principal. Buyer is acquiring the Membership Interest in its capacity as principal, and is not purchasing the Membership Interest for the purpose of resale or distribution to other Persons.

6.8 No Other Representations, Warranties or Covenants of Seller. Buyer acknowledges to, and agrees with, Seller as follows:

(a) Seller has provided Buyer with the opportunity to conduct all such inquiries, investigations and due diligence regarding the Company, the Company Assets, the Membership Interest and the Butane Blending Business and all such other matters as Buyer considered necessary or desirable in connection with the execution by Buyer of this Agreement, and Buyer has entered into this Agreement as a result of its own due diligence, investigations, inquiries, advice and knowledge;

(b) Buyer has knowledge and experience in the petroleum products and natural gas liquids transportation, trading and marketing industry generally, and is capable of evaluating the merits associated with entering into and performing its obligations under this Agreement; and

(c) except for its rights under this Agreement, Buyer hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against Seller, the Company or any Affiliate of Seller or anyone acting on any of their behalves in respect of the Membership Interest, the Company Assets, the Butane Blending Business or any representations or statements made, or information or data furnished, to Buyer or anyone acting on Buyer’s behalf in connection therewith or otherwise (whether made or furnished by or on behalf of Seller and whether made or furnished orally or by electronic, faxed, written or other means); provided, however, that nothing in this Section 6.8(c) shall be deemed to limit the scope or effect of the express provisions of Section 5 and Section 7.

SECTION 7. COVENANTS.

7.1 Access. From and after the date of this Agreement until the Closing Date, Seller will, upon reasonable advance notice and subject to any existing confidentiality agreements and to the execution of additional confidentiality agreements required by Seller, afford to Buyer’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access, at Buyer’s sole risk and expense, during normal business hours to the Company Assets and the Records at their current location; provided, however, notwithstanding anything in this Agreement to the apparent contrary, Buyer will not be entitled access to (x) any materials containing privileged communications or information about Business Employees, disclosure of which might violate Legal Requirements or any Business Employee’s reasonable expectation of privacy or (y) any information whatsoever directly relating to the portion of the Butane Blending Business conducted with Buckeye Terminals, LLC or any of its Affiliates; provided further, however, that Buyer will indemnify, defend, save, protect and hold harmless the Seller Indemnitees from and against any and all claims arising from Buyer’s access to the Company Assets and Records, including claims for personal injuries, property damage and attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR CAUSED BY THE NEGLIGENCE OF ANY SELLER INDEMNITEE. Notwithstanding anything in this Section 7.1 to the contrary, Seller will, and will cause the Company to, use commercially reasonable efforts to ensure that Buyer will have continued access to information regarding the Company Assets other than information relating to Buckeye Terminals, LLC or its Affiliates. Buyer expressly acknowledges that nothing in this Section 7.1 is intended to give rise to any contingency to Buyer’s obligations to proceed with the transactions contemplated herein.

7.2 HSR Act Filings. Seller and Buyer have compiled and filed a Notification and Report Form pursuant to the HSR Act with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”). Each of Buyer and Seller will be responsible for its own expenses incurred in connection with the preparation of any of the reports and other information required by the HSR Act, and Buyer will pay any filing fees required to be paid in connection with its HSR Act filing. Seller and Buyer will take, or cooperate in the taking of, steps necessary and proper to expedite the early termination or expiration of the waiting periods prescribed under the HSR Act and will promptly take, or cooperate in the taking of, all reasonable steps to respond to any requests for additional information. Seller will coordinate with Buyer concerning its Notification and Report Form and any additional information provided to DOJ and FTC.

7.3 Permits, Consents, etc. Seller will use commercially reasonable efforts to obtain the consents listed on Schedule 7.3 (collectively, the “Required Consents”) and obtain all material Permits, if any, necessary to transfer the Membership Interest to Buyer; provided, however, that Seller will not be required to expend any funds in connection with the foregoing. Buyer will use commercially reasonable efforts to obtain all New Permits, if any, and will cooperate with Seller to obtain all Required Consents necessary to transfer the Membership Interest to Buyer.

7.4 Conduct of the Butane Blending Business Pending Closing. The Company will, and Seller will cause the Company to, conduct the Butane Blending Business in the ordinary course of business. The Company will, and Seller will cause the Company to, use commercially reasonable efforts to preserve intact the Company’s and Seller’s business organization and relationships with third Persons involved in the Butane Blending Business and to keep available the services of necessary officers and Business Employees, subject to the terms of this Agreement. Seller will maintain the Company Assets in a state of repair and condition that complies in all material respects with all Legal Requirements (except as disclosed herein respecting past practices) and in a manner consistent with Seller’s past practices. Except as otherwise contemplated under this Agreement, from the date hereof until the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and Seller will not permit the Company to:

(a) adopt or propose any change in the Company’s limited liability company agreement or other organizational documents;

(b) lease, license, or otherwise surrender, relinquish, encumber, or dispose of any material Company Assets (excluding Company Inventory) other than the disposition of obsolete or damaged Company Assets replaced in the ordinary course of business;

(c) change any method of accounting or accounting practice used by it, except for any change required by GAAP;

(d) establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Seller Employee Benefit Plan or otherwise increase the compensation payable to any Business Employees, except (i) as prescribed by Legal Requirements or (ii) in accordance with existing plans and agreements consistent with past practice; or

(e) agree or commit to do any of the foregoing.

For the avoidance of doubt, Seller may cause the Company or MCE Blending at any time prior to the Closing to transfer or assign any Excluded Assets held by either such Person to Seller or such other Persons as Seller may designate.

7.5 Notification of Certain Events. From the date hereof through the Closing Date, Seller will give notice to Buyer of, and Buyer will give prompt notice to Seller of (i) any litigation commenced against such Party in respect of the transactions contemplated by this Agreement and (ii) any events or occurrences that could reasonably be expected to have a Material Adverse Effect.

7.6 Certain Environmental Matters.

(a) Neither Seller nor the Company, without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed, will take any affirmative action to solicit from any Governmental Authority, any proceeding, order or directive or other consent or mandate to materially modify any Permit related to the Butane Blending Business issued under Environmental Laws. The foregoing will not restrict Seller or the Company from reporting to any Governmental Authority any information that Seller or the Company has a legal obligation to report under applicable Environmental Laws or any Permits granted pursuant to Environmental Laws.

(b) From the date of this Agreement through the Closing Date, Buyer will not, without Seller’s written consent, take any affirmative action to solicit from any Governmental Authority, any proceeding, order or directive or other mandate to modify any Permit related to the Butane Blending Business issued under Environmental Laws, except as permitted by Section 7.3.

7.7 Insurance.

(a) All insurance coverage and surety bonds required by the Company and otherwise in connection with the Butane Blending Business is maintained and provided by Seller (“Seller’s Insurance”). For all periods through the Closing Date, Seller will maintain in effect Seller’s Insurance.

(b) Buyer acknowledges that, from and after the Closing, the Company will no longer have the benefit of any Seller’s Insurance.

7.8 Financial Statements and Operating Summaries.

(a) From the date of this Agreement through the Closing Date, within 60 days after the end of each fiscal quarter commencing with the quarter ending June 30, 2010, Seller will provide Buyer with a copy of an unaudited balance sheet and adjusted income statement of the Butane Blending Business as of and for the three-month, six-month or nine-month period, as applicable, then ended (the “Supplemental Business Financial Statements”).

(b) From the date of this Agreement through the Closing Date, within 45 days after the end of each calendar month, Seller will provide Buyer with copies of the unaudited management and operating reports of the Butane Blending Business prepared in accordance with past practice for each such calendar month.

7.9 Employee Matters.

(a) No fewer than two Business Days prior to the Closing Date, Buyer or its Affiliate (the “SXL Employer”) will offer employment in writing to each of the Business Employees listed on Schedule 7.9(a) (such Business Employees to whom an offer is made, the “Offered Employees”), including those employees who will be assisting Seller in the performance of its obligations under the Transition Services Agreement (“Transition Employees”), subject to and contingent on the Closing and upon the full cooperation and compliance by such employee with the SXL Employer’s customary hiring process, including with respect to the execution and delivery of all forms and authorizations, and with respect to physical, drug screening and background checks. Each such written offer must (i) state an annual base salary equal to such annual base salary paid by Seller to such employee as of the date of this Agreement and (ii) include a summary of benefits to which such Offered Employee will be entitled, a copy of which summary will be furnished to Seller. Each Offered Employee and Transition Employee who accepts such an offer of employment with the SXL Employer is, as of the time of his or her addition to the payroll of the SXL Employer and removal from the payroll of Seller, referred to herein as a “Transferred Employee,” and collectively, such Offered Employees and Transition Employees are referred to as “Transferred Employees.”

(b) If any Offered Employee whose non-immigrant employment authorization to work in the United States is based on an employer-sponsored petition, such as an H1B, and such Offered Employee accepts an offer of employment from the SXL Employer and becomes a Transferred Employee, the SXL Employer agrees to comply with all applicable Legal Requirements relating to the transfer of sponsorship for that Transferred Employee’s status. The SXL Employer acknowledges that any such Transferred Employee may not be placed on the SXL Employer’s payroll until all legal steps regarding the transfer of H1B sponsorship have been taken. Seller agrees to work with the SXL Employer in support of any application for the transfer of sponsorship applicable to the Transferred Employee’s employment authorization.

(c) Any Offered Employee who is on sick leave, leave under the Family and Medical Leave Act, maternity leave or on disability on the Closing Date will be offered employment pursuant to Section 7.9(a) when such Offered Employee is available to return to work; provided, however, that the SXL Employer will have no obligation to offer employment to any such employee who is not available to return to work within six months of the Closing Date.

(d) The SXL Employer will cause any preexisting condition restrictions, other restrictions or waiting periods under Employee Benefit Plans maintained or established by the SXL Employer to be waived to the extent necessary to provide immediate coverage to each Transferred Employee who was covered as of the Closing Date under Seller Employee Benefit Plans that provide medical or dental benefits. The SXL Employer will cause any Employee Benefit Plan maintained or established by the SXL Employer that is a welfare benefit plan to apply any amounts paid under a welfare benefit plan of Seller or by a Transferred Employee as deductible, coinsurance and out-of-pocket limits during the plan year in which the Closing Date occurs toward deductible, coinsurance and out-of-pocket limits under such plan maintained or established by the SXL Employer for the plan year in which the Closing Date occurs (with appropriate adjustments for differences in plan years), but only to the extent that Seller provides the SXL Employer with appropriate evidence of the proper incurrence of such deductible, coinsurance and out-of-pocket expenses incurred under a Seller Employee Benefit Plan within the three month period following the Closing Date. Such evidence will be in the form of electronic files submitted within ten Business Days of the Closing Date and monthly thereafter for the remainder of such three month period.

(e) To the extent that the number of years of service is relevant for purposes of eligibility, participation or vesting under the SXL Employer’s vacation policy or 401(k) plan only, such policy and plan will, to the extent allowed by applicable Legal Requirements, credit any Transferred Employees with the number of years of service rendered to Seller or its Affiliates as of the Closing Date. For purposes of calculating the number of years of service for each Transferred Employee, the date of hire included on Schedule 5.19(a) will be used.

(f) Seller will pay to the Transferred Employees all compensation, bonuses and incentive payments earned by the Transferred Employees up to, but not including, the Closing Date under the terms and conditions of the Seller Employee Benefit Plans.

(g) The SXL Employer will be solely responsible for any and all liabilities, obligations and claims of any kind arising out of or in any way related to its offers of employment to the Offered Employees, its hiring of the Transferred Employees, and/or the rejection of the SXL Employer’s employment offer(s) to the Offered Employees.

(h) The SXL Employer will be solely responsible for any and all liabilities, obligations and claims of any kind arising out of or in any way related to the employment (or termination of employment, whether actual or constructive) of the Transferred Employees by the SXL Employer on or after the Closing Date. The SXL Employer will pay each Transferred Employee severance benefits if within 12 months after the Closing Date, (i) the SXL Employer reduces the Transferred Employee’s base pay and the Transferred Employee elects within 30 days thereof to terminate his or her employment with the SXL Employer or (ii) the Transferred Employee’s employment is terminated by the SXL Employer unless the termination of employment qualifies as a Termination for Cause. Such severance benefits shall be no less than the severance benefits specified on Schedule 7.9(h). After such 12 month severance period, Transferred Employees will receive the severance benefits generally provided by the SXL Employer.

(i) Seller will retain all Seller Employee Benefit Plans and the SXL Employer will not assume any obligations under any such plans.

(j) Seller will be solely responsible for offering and providing any COBRA Coverage with respect to any Offered Employee who is a “qualified beneficiary” and who is covered by a Seller Employee Benefit Plan that is a “group health plan” and who experiences a “qualifying event” prior to the Closing Date. The SXL Employer will be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by the SXL Employer and who experiences a qualifying event on or subsequent to the Closing Date. For purposes hereof, each of “qualified beneficiary,” “group health plan” and “qualifying event” has the meaning ascribed thereto in Section 4980B of the Code.

(k) Seller will assist the SXL Employer in connection with its hiring process with respect to the Offered Employees, including, to the extent permitted by Legal Requirements, providing all information relating to each Offered Employee as the SXL Employer may reasonably require (including initial employment dates, termination dates, reemployment dates, attendance records, personnel and status records, visa application and supporting documentation, years of service, compensation and tax withholding history). Seller will exercise all reasonable efforts to facilitate communication after the date hereof between the SXL Employer and the Offered Employees, including without limitation face-to-face meetings.

7.10 Intercompany Obligations. On or before the Closing Date and notwithstanding anything to the contrary provided herein:

(a) Seller will cause any indebtedness of the Company to Seller or Seller’s Affiliates to be paid or otherwise satisfied.

(b) Seller will, and will cause its Affiliates to, pay or otherwise satisfy any amounts owed by them to the Company.

(c) Seller will cause the Company to be released from any guarantee, credit support or other financial assurances provided by the Company to or for the benefit of any creditor of Seller or any of its Affiliates.

(d) Seller will cause any guarantees, credit support or other financial assurances provided by Seller or its Affiliates to counterparties who have Contracts with the Company to be released, subject to Buyer complying with its obligations in this Section 7.10(d). Buyer will at Seller’s request at any time as part of the Closing furnish any guarantees, credit support or other financial assurances as may be required by the counterparties referred to in this Section 7.10(d) so that Seller and its Affiliates can be released from their obligations in that regard.

7.11 Actions to Satisfy Closing Conditions. Without derogating from any Party’s rights or obligations under this Agreement, it is agreed that Seller will act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions set forth in Section 8, and Buyer will act in good faith and use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions set forth in Section 9. Each Party will cooperate with the other Party and provide the other Party or its representatives with information in its possession, and not otherwise available to the other Party, necessary to seek the approvals or waivers referred to in Section 8 and Section 9. Each of Buyer and Seller will act in good faith in determining whether or not a condition in its favor has been satisfied.

7.12 Preservation of Records. Buyer will preserve and keep the Records for a period of seven years from the Closing Date, or for any longer period as may be required by any Legal Requirements or Governmental Authority, and shall make the Records available to Seller as may be reasonably required by Seller in connection with an indemnification claim by Buyer, or a claim by any other Person against Seller.

7.13 Use of Names. Buyer acknowledges that following a reasonable time after the Closing, not to exceed 30 days, it will not be entitled to use the name “Texon” or any variation or derivation thereof, including any logo, trademark or design containing such name. Not later than 30 days after the Closing, Buyer will remove from all of the Company Assets the name “Texon” or any variation or derivation thereof, including any logo, trademark or design containing such name, and will not thereafter make any use whatsoever of such names, marks and logos.

7.14 Tax Matters.

(a) Seller and Buyer shall each pay any sales, use, transfer, real property transfer, recording, gains and other similar taxes and fees (collectively, “Transfer Taxes”) imposed on it by law as a result of the contemplated transaction; provided, however, notwithstanding any such Legal Requirements, each of Seller and Buyer shall bear half of the total of all such Transfer Taxes. Accordingly, if either Party is required by law to pay more than its half of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of such half. Seller and Buyer shall timely file their own Tax Returns relating to any Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Tax Returns to ensure that all such Tax Returns are filed in a consistent manner. If necessitated by

Legal Requirements, Seller will, and will cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation with respect thereto.

(b) At Closing, Buyer will execute and deliver to Seller a Texas Resale Certificate with respect to the Included Seller Inventory in form and substance reasonably satisfactory to Seller.

(c) At the Closing, Buyer must deliver to Seller documentation in form and substance reasonably satisfactory to Seller (i) evidencing that Buyer or its Affiliate is appropriately registered under Section 4101 of the Code for purposes of the federal excise Taxes imposed by Sections 4041(a)(l), 4081 and 4091 of the Code, and (ii) that is mandated by Legal Requirements to substantiate that the consummation of the transactions contemplated by this Agreement are not subject to such federal excise Taxes, including a notification certificate or certificates under Treas. Reg. § 48.4081-5. Notwithstanding anything contained in this Agreement to the contrary or any Legal Requirements imposing the burden of federal excise Taxes on Seller, Buyer or both, Buyer is responsible for, and will, in accordance with the provisions of Section 10.1(b), indemnify, save, protect and hold harmless the Seller Indemnitees from any and all federal excise Taxes imposed in connection with the consummation of the transactions contemplated by this Agreement.

7.15 Risk of Loss. The risk of loss with respect to the Company Assets will remain with Seller until the Closing. In the event that prior to the Closing any Company Asset is lost, damaged or destroyed, and such loss, damage or destruction would reasonably be likely to result in a Material Adverse Effect, then:

(a) Buyer may terminate this Agreement in accordance with Section 11.1(f); or

(b) Buyer may require Seller to assign to Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and proceed with the Closing.

7.16 Hedging Positions.

(a) Prior to and following the Closing Date, Buyer and Seller will cooperate with each other in seeking the consent of counterparties to the novation of Buyer for Seller with respect to the hedging positions effected by Seller for the benefit of the Butane Blending Business through, under or using Seller’s existing master swap agreements, master netting agreements or commodity accounts (collectively, the “Seller Hedging Contracts and Accounts”), as such positions exist at the Closing Date (collectively, the “Closing Date Hedging Positions”) or, if requested by Buyer, Seller will terminate the Closing Date Hedging Positions effective as of the Closing. If Buyer requests Seller to terminate any Closing Date Hedging Positions, and Seller may do so without incurring liability to any affected hedging counterparty other than in respect of early termination payment obligations under the terms of the relevant Seller Hedging Contract and Account, Seller will cause such termination, to be effective upon Closing, and in that event, any early termination payment made to Seller from the counterparty will be paid over to Buyer on the Business Day following receipt of such payment by Seller and any early termination payment made by Seller to the counterparty will be reimbursed by Buyer on the Business Day following Seller’s demand therefor.

(b) If Buyer has not requested termination of a Closing Date Hedging Position, but the novation of Buyer for Seller thereunder cannot be completed as of the Closing Date, or if Buyer has requested that Seller terminate any Closing Date Hedging Positions but Seller cannot do so without incurring liability to the affected counterparty other than in respect of early termination payment obligations under the terms of the relevant Seller Hedging Contract and Account, then Seller will maintain the relevant positions for the account of the Company and Buyer following the Closing (“Surviving Positions”) until the earlier of the date that the novation is completed and the date that the particular position expires in accordance with its terms; provided, however, that if requested by the relevant counterparty, Buyer will provide the counterparty with an unconditional guarantee in favor of, or other credit support acceptable to, the counterparty with respect to Seller’s obligations to the counterparty as they relate to the Surviving Positions. For the avoidance of doubt, Buyer’s provision of counterparty credit support will be strictly limited to contributions to hedging positions specifically designated to the Butane Blending Business. Specifically, any payment received by Seller from a hedging counterparty in respect of any Surviving Position, whether as credit support or on termination of the position upon expiration in accordance with its terms, will be paid over to the Company on the Business Day following receipt of such payment by Seller, and any payment required to be made by Seller to a hedging counterparty in respect of any Surviving Position, whether as credit support or on termination of the position upon expiration in accordance with its terms, will be reimbursed by Buyer to Seller on the Business Day following Seller’s demand therefor. If Buyer has made any payment to Seller as a consequence of credit support required to be given by Seller to any counterparty under a Surviving Position, upon novation of the position Buyer will succeed to all right, title and interest of Seller in and to the funds posted by Seller as credit support.

(c) In the event an early termination event occurs with respect to a Surviving Position other than pursuant to Section 7.16(a), Seller will assign to Buyer, without recourse or warranty, all of Seller’s rights with respect to the terminated position and Buyer will assume from Seller and thereafter perform all of Seller’s obligations thereunder.

7.17 Non-competition.

(a) Except as permitted by the Buckeye Letter Agreement in accordance with the terms thereof, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, neither Seller, any Affiliate of Seller nor Terry Looper (President and an indirect owner of Seller) will, during the Non-competition Period, (i) own, finance, invest in (directly or indirectly), render services to or operate a business that competes with the Butane Blending Business within the United States, or enter or reenter such business, or (ii) knowingly sell or supply butane to any Person (other than Buyer or its Affiliates) for use at any gasoline terminal or in any gasoline pipeline to whom at the time Buyer, the Company or any other Affiliate of Buyer is selling or supplying butane or providing butane blending services for such Person’s use in blending butane with gasoline at gasoline terminals or in gasoline pipelines within the United States, or make any such sale or provide any such supply to any other Person that is known by Seller, any Affiliate of Seller or Terry Looper to be acting as an intermediary for a gasoline terminal or gasoline pipeline operator intending to use the butane in gasoline blending operations at such operator’s terminal or in such operator’s pipeline to whom at the time Buyer, the Company or any other Affiliate of Buyer is selling or supplying butane or providing butane blending services; provided, however, that nothing in this Section 7.17(a) shall restrict the right of Seller, its Affiliates and Terry Looper to sell or supply butane to a customer of Buyer or an Affiliate of Buyer for use at a gasoline terminal, or in a gasoline pipeline, which is not, at the time of such sale or supply, a terminal or pipeline supplied by Buyer, or any Affiliate of Buyer, with butane or butane blending services. Seller acknowledges that (i) the provisions of this Section 7.17(a) are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates; (ii) any violation of this Section 7.17(a) may result in irreparable injury to Buyer and its Affiliates; and (iii) in the event of violation of this Section 7.17(a), Buyer and its Affiliates will be entitled to seek injunctive relief in accordance with this Agreement. In the event that this Section 7.17(a) should ever be deemed to exceed the time, geographic, product or any other limitations permitted by Legal Requirements, such provisions will be deemed reformed to the maximum extent permitted by Legal Requirements. At Closing, Seller shall deliver to Buyer the written agreement of Terry Looper to be bound by the provisions of this Section 7.17.

(b) Without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion, neither Buyer, the Company nor any other Affiliate of Buyer will, during the Non-competition Period, (i) own, finance, invest in (directly or indirectly), render services to or operate a gasoline/butane blending business that uses any of the Butane Blending Technology outside of the United States or Canada or enter or reenter such business, or (ii) sell or supply butane to any Person to whom at the time Seller or any Affiliate of Seller is providing butane blending services for use in blending butane with gasoline at gasoline terminals or in gasoline pipelines outside of the United States or Canada, or make any such sale or provide any such supply to any other Person that is known by Buyer or any Affiliate of Buyer to be acting as an intermediary for an operator of a gasoline terminal or gasoline pipeline not located within the United States or Canada and (x) such operator intends to use the butane in gasoline blending operations at such operator’s terminal or in such operator’s pipeline and (y) Seller or any Affiliate of Seller is selling or supplying butane or providing butane blending services to such operator at the time. Buyer acknowledges that (i) the provisions of this Section 7.17(b) are reasonable and necessary to protect the legitimate interests of Seller and its Affiliates; (ii) any violation of this Section 7.17(b) may result in irreparable injury to Seller and its Affiliates; and (iii) in the event of violation of this Section 7.17(b), Seller and its Affiliates will be entitled to seek injunctive relief in accordance with this Agreement. In the event that this Section 7.17(b) should ever be deemed to exceed the time, geographic, product or any other limitations permitted by Legal Requirements, such provisions will be deemed reformed to the maximum extent permitted by Legal Requirements.

7.18 Intellectual Property Developments.

(a) In the event that Seller or its Affiliates document the existence of future intellectual property made, discovered, invented, created, conceived of, reduced to practice or fixed in a tangible medium of expression by Seller during the Non-competition Period that is related to or used in connection with any retained portion of the Butane Blending Business, Seller will provide the Company with written notice of such intellectual property within 60 days of documenting the existence of such future intellectual property (the “Notice of Future IP”).

(i) Except as provided in Section 7.18(a)(iii), the Company shall have the exclusive optional right, but not the obligation, to pursue any U.S. patent applications directed to any portion of the intellectual property described in the Notice of Future IP by giving written notice of such election to Seller within 60 days of receipt of the Notice of Future IP (the “Notice of Intention”). If the Company does not respond to the Notice of Future IP within such 60 day period, the Company will be deemed not to have exercised its optional right to pursue any U.S. patent applications directed to the intellectual property described in the Notice of Future IP.

(ii) Except as provided in Section 7.18(a)(iii), Seller agrees not to file any non-U.S. patent applications directed to any portion of the intellectual property described in a Notice of Future IP until: (A) receipt of the Company’s notice of intention not to pursue any U.S. patent applications; (B) the Company having been deemed not to have exercised its optional right as described in Section 7.18(a)(i); or (C) 180 days after the receipt of the Company’s notice to exercise its optional right to pursue any U.S. patent applications on the developed intellectual property described in the Notice of Future IP.

(iii) To the extent immediate filing of a U.S. or non-U.S. patent application is required to protect any potential patent rights, Seller may file such application as is necessary to preserve those rights after giving notice to the Company. The Company shall have the exclusive optional right, but not the obligation, to pursue any U.S. patent application filed by Seller pursuant to this Section 7.18(a) and to pursue any U.S. patent application claiming priority to any non-U.S. patent application filed by Seller pursuant to this Section 7.18(a).

(iv) In the event the Company exercises its rights pursuant to any U.S. patent applications directed to the developed intellectual property, Seller will assign its rights in such U.S. patent applications to the Company. The Company will assign to Seller all rights to any non-U.S. filings claiming priority to these applications.

(b) Seller agrees to cooperate with the Company regarding the preparation and prosecution of the Blending Patents and any future U.S. patent applications directed to future intellectual property as described in Section 7.18(a)(i). Seller’s cooperation shall specifically include, but is not limited to, sharing any and all information necessary for the preparation and filing of any new patent application and the prosecution of any new or existing patent application. Seller’s cooperation shall also include, but is not limited to, providing copies of all official correspondence to and from any non-U.S. patent offices for the prosecution of any related non-U.S. patent applications so as to enable the Company to comply with applicable Legal Requirements regarding the duty of disclosure to the U.S. Patent and Trademark Office and to ensure consistency of statements made in the prosecution of any U.S. patent applications and any related non-U.S. patent applications.

(c) The Company agrees to cooperate with Seller regarding the preparation and prosecution of any non-U.S. patent applications claiming priority to any Blending Patent and any future non-U.S. patent applications directed to future intellectual property assigned or to be assigned as described in Section 7.18(a)(iv). The Company’s cooperation shall specifically include, but is not limited to, sharing any and all information necessary for the preparation and filing of any new patent application and the prosecution of any new or existing patent application. The Company’s cooperation shall also include, but is not limited to, providing copies of all official correspondence to and from the U.S. Patent and Trademark Office for the prosecution of any related U.S. patent applications so as to enable Seller to comply with applicable Legal Requirements regarding disclosure duties to any non-U.S. patent offices and to ensure consistency of statements made in the prosecution of any non-U.S. patent applications and any related U.S. patent applications.

(d) In the event that the Company or its Affiliates document the existence of future intellectual property made, discovered, invented, created, conceived of, reduced to practice or fixed in a tangible medium of expression by the Company during the Non-competition Period that is related to or used in connection with the Butane Blending Business, the Company will grant a license to Seller to use, make, sell or offer to sell such intellectual property in accordance with the terms of the Blending Patents License and the Software License and Support Agreement, as applicable.

7.19 Retained Causes of Action. Neither Seller nor any of its Affiliates will commence any Retained Cause of Action relating to the Butane Blending Business against any party (other than Buckeye Terminals LLC and/or its Affiliates) that was a customer of Seller or the Company at the time of the Closing without the prior written consent of Buyer.

7.20 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Seller nor any Affiliate of Seller shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person or entity (other than Buyer) relating to any business combination transaction involving the Company or the Butane Blending Business, including the sale of the Company’s existing stock, the merger or consolidation the Company or the sale of the Company’s business or any of the Company Assets (other than in the ordinary course of business). Seller shall promptly notify Buyer of any such inquiry or proposal.

7.21 Parts and Inventory.

(a) During the 90-day period following the Closing Date, Buyer and Seller will agree upon what Company Parts and Equipment may be removed from the property of the Company or Buyer for Seller’s own use, it being understood that the value of such Company Parts and Equipment shall not exceed $315,600. Seller retains the right, upon reasonable advance notice to Buyer, from time to time within 90 days after the Closing Date and at Seller’s sole expense, to access Company or Buyer property during normal business hours for the purpose of taking and removing for Seller’s own use such Company Parts and Equipment.

(b) Seller will indemnify, defend, save protect and hold harmless the Buyer Indemnitees from and against any and all claims arising from Seller’s access to Company or Buyer property and the exercise of Seller’s rights pursuant to Section 7.21(a), including claims for personal injuries, property damage and attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR CAUSED BY THE NEGLIGENCE OF ANY BUYER INDEMNITEE.

SECTION 8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.

The obligations of Buyer at the Closing hereunder are subject, at Buyer’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that as of the Closing Date Buyer has knowledge of the failure of any of such conditions or the breach by Seller of any of the representations or warranties contained in this Agreement and nevertheless proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such condition or the breach of any such representation or warranty; provided, however, that by proceeding with the Closing, Buyer shall not be deemed to have waived any rights or remedies it may have against Seller for breach of any representation or warranty as to which Buyer does not have knowledge as of the Closing Date.

8.1 Representations and Warranties True. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (disregarding individual qualifications as to materiality, including Material Adverse Effect) as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date) except to the extent such failure arises from actions of Seller, the Company or MCE Blending permitted by, and taken in accordance with, the terms of this Agreement or the consent of Buyer.

8.2 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

8.3 HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired, or been terminated.

8.4 Consents. Seller, the Company or MCEC, as applicable, shall have received Required Consents to the transactions contemplated hereby from each Person from whom such consent is required.

8.5 No Adverse Litigation. There shall not be, at the time of Closing, any pending suit, action or proceeding by or before any Governmental Authority seeking to restrain or prohibit the consummation of the Closing in accordance with the terms and conditions hereof.

8.6 MCE Blending. MCEC shall have executed and delivered to Buyer or its designee an Assignment of Membership Interest (MCE Blending, LLC) in substantially the form of Exhibit L pursuant to which, at and contemporaneously with the Closing, MCEC shall convey to Buyer all of MCEC’s membership interest in MCE Blending.

8.7 Release of Liens. Seller shall have caused all Liens affecting the Membership Interest, the Company Assets or the Included Seller Inventory and securing indebtedness of Seller or the Company for borrowed money or other financial accommodations, and all guaranties by the Company related thereto, to be released fully and unconditionally pursuant to instruments reasonably acceptable to Buyer.

SECTION 9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS.

The obligations of Seller at the Closing hereunder are subject, at Seller’s election, to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that as of the Closing Date Seller has knowledge of the failure of any of such conditions or the breach by Buyer of any of the representations or warranties contained in this Agreement and nevertheless proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of failure of any condition or the breach of any such representation or warranty; provided, however, that by proceeding with the Closing, Seller shall not be deemed to have waived any rights or remedies it may have against Buyer by reason of failure of any condition or for breach of any representation or warranty as to which Seller does not have knowledge as of the Closing Date.

9.1 Representations and Warranties True. All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (disregarding individual qualifications as to materiality) as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date) except to the extent the failure to so be true and correct, taken as a whole, could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

9.2 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

9.3 HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired, or been terminated.

9.4 Consents. Seller or the Company, as applicable, shall have received Required Consents to the transactions contemplated hereby from each Person from whom such consent is required.

9.5 No Adverse Litigation. There shall not be, at the time of Closing, any pending suit, action or proceeding by or before any Governmental Authority seeking to restrain or prohibit the consummation of the Closing in accordance with the terms and conditions hereof.

SECTION 10. INDEMNIFICATION.

10.1 Obligation of Parties to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in Section 9 and in this Section 10, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective officers, directors, employees, agents and Equity Interest holders (collectively, the “Buyer Indemnitees”) from and against any and all claims, losses, damages, liabilities, deficiencies, Taxes, penalties, assessments, obligations or expenses of any kind or type, including reasonable third-party legal fees and expenses, but excluding lost profits or other consequential or punitive damages claimed by the Indemnified Party for its own account (collectively, “Losses”), to the extent arising or resulting from (i) any misrepresentation or breach of any representation or warranty set forth in Section 5 of this Agreement; provided, however, that for purposes of determining under this Section 10.1(a) whether any representation or warranty made by Seller in Section 5 that is qualified by materiality (including Material Adverse Effect) has been breached, all such materiality qualifiers shall be disregarded as though they were not contained therein, (ii) any nonfulfillment of any covenant or obligation of Seller or the Company under this Agreement, (iii) any Third Party Claims made in writing on or before the date that is the second anniversary of the Closing Date arising from the ownership of the Company Assets, the operation of the Butane Blending Business or any Environmental Liability before the Closing Date or (iv) the Retained Liabilities.

(b) Indemnification by Buyer. Subject to the limitations set forth in Section 8 and this Section 10, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and its and their respective officers, directors, employees, agents and Equity Interest holders (collectively, the “Seller Indemnitees”) from and against any and all Losses to the extent arising or resulting from (i) any misrepresentation or breach of any representation or warranty set forth in Section 6 of this Agreement, (ii) nonfulfillment of any covenant or obligation of Buyer under this Agreement and (iii) the ownership or operation of the Butane Blending Business before or after the Closing Date except for those Losses for which the Buyer Indemnitees are entitled to indemnification by Seller pursuant to Section 10.1(a).

(c) Exception to Indemnification. Notwithstanding any provision contained herein to the contrary, no Indemnified Party shall be entitled to indemnification hereunder from and after the Closing with respect to a breach by an Indemnifying Party of any representation, warranty or covenant hereunder of which such Indemnified Party had knowledge as of the Closing Date.

10.2 [RESERVED].

10.3 Indemnification Procedures for Third Party Claims.

(a) If any Person who has the right to be indemnified under Sections 10.1(a) or 10.1(b) (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party (including, but not limited to, any Governmental Authority) or the imposition of any penalty or assessment for which indemnity may be sought under Sections 10.1(a) or 10.1(b) (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Section 10, the Indemnified Party will promptly provide the Party that has agreed to indemnify hereunder (the “Indemnifying Party”) with notice of such Third Party Claim. The Indemnifying Party will be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim (provided that it acknowledges its obligation to indemnify the Indemnified Party hereunder but without admitting liability to the third party). Such defense, appeal or settlement will be conducted through counsel selected by the Indemnifying Party and acceptable to the Indemnified Party, and the Indemnified Party must fully cooperate with the Indemnifying Party in connection therewith. The Indemnified Party will be entitled, at its own expense, to participate in the defense of such Third Party Claim.

(b) In the event that the Indemnifying Party fails to so assume the defense or settlement of any Third Party Claim within 20 Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party will have the right to undertake the defense, appeal or settlement of such Third Party Claim and, if such Third Party Claim is one for which the Indemnified Party is entitled to be indemnified under this Section 10, such defense, appeal or settlement of such Third Party Claim will be at the expense and for the account of the Indemnifying Party.

(c) The Indemnifying Party must obtain the prior written approval of the Indemnified Party (which approval may not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party.

(d) No Indemnifying Party may consent to the entry of any judgment or enter into any settlement of a Third Party Claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff of a release to each Indemnified Party from all liability in respect of such claim.

(e) Notwithstanding Section 10.3(a), the Indemnifying Party will not be entitled to control (but will be entitled to participate at its own expense in) the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within 20 Business Days after receipt of notice thereof from the Indemnified Party; provided, however, that the Indemnified Party may not enter into any settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which may not be unreasonably withheld.

10.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.3 because no Third Party Claim is involved, the Indemnified Party must notify the Indemnifying Party in writing of any Losses which the Indemnified Party claims are subject to indemnification under the terms hereof.

10.5 Survival of Representations and Warranties; Covenants. Each representation and warranty contained in Section 5 (other than Sections 5.1, 5.2, 5.3, 5.7, 5.16, 5.17, 5.18(c), 5.18(d) and 5.22) will survive the Closing and will continue in full force and effect until the date that is two years after the Closing Date. The representations and warranties of Seller contained in Section 5.22 will survive the Closing and will continue in full force and effect until the date that is 90 days after the Closing Date. The representations and warranties of Seller contained in Section 5.16 will survive the Closing and will continue in full force and effect until expiration of the applicable statute of limitations. The representations and warranties of Seller contained in Sections 5.18(c) and 5.18(d) (the “IP Representations”) will survive the Closing and will continue in full force and effect until the date that is four years after the Closing Date. The representations and warranties of Seller contained in Sections 5.1, 5.2, 5.3, 5.7 and 5.17 and of Buyer contained in Section 6 (collectively, the “Fundamental Representations”) will survive the Closing without limitation as to time. No claim for Loss based upon the failure of a Party to have complied with a covenant which by its terms is required to be performed or complied with prior to the Closing Date may be made after two years after the Closing Date.

10.6 Indemnification Limitations. No claim for indemnification may be made under Section 10.1(a) or Section 10.1(b) for any individual claims or related claims unless and until the aggregate amount of Losses (excluding all individual or related Losses below $100,000, for which no Party shall have any indemnification liability) of the Indemnified Party that may be claimed respectively thereunder exceeds $1,400,000, and once such threshold has been reached, the Indemnifying Party will be liable to the Indemnified Party only for the Losses (excluding all individual or related Losses below $100,000) on a dollar-for-dollar basis above such threshold. Seller’s liability under Section 10.1(a) (the “Indemnification Cap”) shall be limited as follows: (i) for Losses claimed before the second anniversary of the Closing Date, to an aggregate amount equal to 25% of the Membership Interest Base Purchase Price; (ii) for Losses claimed after the second anniversary of the Closing Date but prior to the third anniversary thereof, the difference between (A) $20,000,000 minus (B) Losses claimed under clause (i); and (iii) for Losses claimed after the third anniversary of the Closing Date but prior to the fourth anniversary thereof, the difference between (A) $10,000,000 minus (B) the sum of Losses claimed under clauses (i) and (ii). Notwithstanding the foregoing, (i) the limitations set forth in the first sentence of this Section 10.6 shall not apply in the case of Losses arising from the breach by a Party of any of its respective Fundamental Representations or from the Retained Liabilities, and (ii) the Indemnification Cap for Seller’s liability under Section 10.1(a) for Losses arising from the breach of any of Seller’s Fundamental Representations shall be limited in the aggregate to an amount equal to the Membership Interest Base Purchase Price.

10.7 Treatment of Payments. Any indemnification payments made pursuant to this Section 10 will be treated by Buyer and Seller as an adjustment to the Membership Interest Base Purchase Price for Tax purposes unless otherwise prescribed by applicable Legal Requirements.

10.8 Exclusive Remedy. Except (i) for claims based on a Party’s intentionally fraudulent acts or omissions and (ii) for any equitable actions for specific performance or injunctive or other equitable relief with respect to any covenants or obligations to be performed after the Closing, from and after the Closing, (A) the indemnification provided in this Section 10 shall be the sole and exclusive remedy of any Party hereto arising out of, related to, in connection with or with respect to this Agreement or the Butane Blending Business, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Section 10, and (B) each of the Parties hereby waives, to the fullest extent it may lawfully do so, any rights of contribution, indemnification or otherwise, causes of action, remedies or damages that it may have or assert against the other Party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, the Securities Act of 1933, as amended or the Texas Securities Act and similar state Legal Requirements, or any trade regulation or other Legal Requirements.

10.9 Specific Performance. Notwithstanding anything in this Agreement to the contrary if, on the Closing Date, (i) all the conditions to the obligations of a Party contained in Section 8 or Section 9, as applicable, have been satisfied or waived by that Party (the “Defaulting Party”), and (ii) the other Party (the “Non-Defaulting Party”) has notified the Defaulting Party of the Non-Defaulting Party’s intention to consummate the transactions contemplated under this

Agreement and has furnished evidence of its willingness and ability to do so, and if the Closing does not then occur due to the refusal of the Defaulting Party to consummate the Closing, then the Non-Defaulting Party will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due to the Non-Defaulting Party in such case cannot be adequately determined at law. An action for specific performance by the Non-Defaulting Party hereunder shall be deemed to be a waiver of any unfulfilled condition required of the Defaulting Party, if any, under Section 8 or Section 9, as applicable. The existence of this right shall not preclude any other rights and remedies at law or in equity, including, without limitation, any rights under Section 11, which the Non-Defaulting Party may have.

SECTION 11. TERMINATION.

11.1 Termination. This Agreement may be terminated and abandoned on or prior to the Closing Date as follows:

(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach either has not been cured by Seller, or Seller has not diligently commenced commercially reasonable action to cure such breach, within 20 Business Days after written notice from Buyer to Seller of such breach or such breach has not been waived by Buyer, and Buyer is not then in material breach of this Agreement;

(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach either has not been cured by Buyer, or Buyer has not diligently commenced commercially reasonable action to cure such breach within 20 Business Days after written notice from Seller to Buyer of such breach or such breach has not been waived by Seller, and Seller is not then in material breach of this Agreement;

(c) by Buyer if any condition in Section 8 has not been satisfied as of the Closing Date and if the satisfaction of such a condition by the Outside Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date and Buyer is not then in material breach of this Agreement;

(d) by Seller if any condition in Section 9 has not been satisfied as of the Closing Date and if the satisfaction of such a condition by the Outside Date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date and Seller is not then in material breach of this Agreement;

(e) by mutual written consent of the Parties;

(f) by Buyer, if prior to Closing any Company Asset is lost, damaged or destroyed and such loss, damage or destruction would reasonably be likely to result in a Material Adverse Effect; or

(g) by either Party if the Closing has not occurred by September 30, 2010 (the “Outside Date”); provided, however, that if the failure to close is the result of the inability of

Seller or the Company to obtain a Required Consent or of Buyer or Seller to obtain one or more material consents or approvals from any Governmental Authority on or prior to the Outside Date, but all other conditions to the Closing have been fulfilled or shall be mutually agreed to be capable of being fulfilled, then the Outside Date may be extended at the request of the Party unable to obtain such consent or approval for three additional periods of 30 days each, if such affected Party, acting in good faith, reasonably believes that such consent is likely to be obtained within such period; provided further, however, that if the failure to close is the result of a failure of a condition precedent arising from a breach with respect to which the Party in breach is entitled to cure pursuant to Section 11.1(a) or Section 11.1(b), as applicable, the Outside Date will automatically be extended for an additional period of 60 days.

In the event of termination by either Party as provided above, written notice shall promptly be given to the other Party and each Party shall pay its own expenses incident to the preparation for the consummation of this Agreement and the transactions contemplated hereby.

11.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect without any liability on the part of either Party hereto or any of its Affiliates other than pursuant to Section 11.3. Nothing contained in this Section 11.2 shall relieve any party from liability for any deliberate, knowing or intentional breach of this Agreement prior to such termination.

11.3 Expenses.

(a) In the case of a termination of this Agreement pursuant to Sections 11.1(a) or 11.1(c), in addition to any other remedies that Buyer may have as a result of such termination, Seller must reimburse Buyer for the costs, fees and expenses incurred by it or on its behalf in connection with this Agreement.

(b) Upon the termination of this Agreement pursuant to Sections 11.1(b) or 11.1(d), in addition to any other remedies that Seller may have as a result of such termination, Buyer must reimburse Seller for the costs, fees and expenses incurred by it or on its behalf in connection with this Agreement.

SECTION 12. GUARANTY OF BUYER.

12.1 Buyer Guarantor. Sunoco Partners Marketing & Terminals L.P. (“Buyer Guarantor”) hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge, payment and performance by Buyer of all of its obligations under this Agreement and all other agreements, instruments or undertakings of Buyer contemplated herein or hereby, including without limitation the due and punctual payment of the Closing Amount payable by Buyer at the Closing Date pursuant to Section 2.1 (collectively, the “Buyer Obligation”), in accordance with the terms hereof. Buyer Guarantor acknowledges and agrees that, with respect to the Buyer Obligation, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of the Buyer Obligation,

Buyer Guarantor will perform or cause to be performed such Buyer Obligation and will make full payment of any amount due with respect thereto at its sole cost and expense.

12.2 Guaranty Unconditional. The liabilities and obligations of Buyer Guarantor pursuant to this Agreement are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(b) any acceleration, extension, renewal, settlement, compromise, waiver or release in respect of any of the Buyer Obligations or other obligation of Buyer under this Agreement by operation of law or otherwise;

(c) the invalidity or unenforceability, in whole or in part, of this Agreement;

(d) any modification or amendment of or supplement to this Agreement;

(e) any change in the limited liability company or limited partnership existence, structure or ownership of Buyer or Buyer Guarantor, as applicable, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of them or their assets; or

(f) any other act, omission to act, delay of any kind by any Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 12.2, constitute a legal or equitable discharge of the obligations of Buyer Guarantor hereunder.

12.3 Representations and Warranties. Buyer Guarantor hereby represents and warrants to Seller that:

(b) Buyer Guarantor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by Buyer Guarantor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions of Buyer Guarantor, and this Agreement is, and any documents or instruments to be executed and delivered by Buyer Guarantor pursuant hereto will be, legal, valid and binding obligations of Buyer Guarantor enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.

(d) The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby by Buyer Guarantor and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the organizational documents of Buyer Guarantor or any provision of any mortgage, trust indenture, Lien, Contract, court order, judgment or decree to which Buyer Guarantor is bound.

12.4 Waivers of the Buyer Guarantor. Buyer Guarantor hereby waives any right, whether legal or equitable, or statutory or non-statutory, to require Seller to proceed against or take any action against or pursue any remedy with respect to Buyer or any other Person or make presentment or demand for performance or give any notice of nonperformance before Seller may enforce its rights hereunder against Buyer Guarantor.

12.5 Reinstatement in Certain Circumstances. If at any time any performance by any Person of the Buyer Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, Buyer Guarantor’s obligations with respect to the Buyer Obligation shall be reinstated at such time as though the Buyer Obligation had become due and had not been performed.

12.6 Subrogation. Buyer Guarantor waives any rights of subrogation to the rights of Seller against Buyer with respect to the Buyer Obligation.

SECTION 13. MISCELLANEOUS.

13.1 Expenses. Except as specifically provided in Section 11.3, each of the Parties hereto agrees to be responsible for its own, without right of reimbursement from the other, costs incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective Parties in connection with the transactions contemplated by this Agreement.

13.2 Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party and any attempted assignment without such written consent shall be null and void and without legal effect; provided, however, Buyer may assign its right to purchase the Membership Interest or the Included Seller Inventory hereunder to one or more Affiliates of Buyer, and each such assignee shall become a “Buyer” hereunder, but any such assignment shall not alter or change the obligations of Buyer hereunder.

13.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

13.4 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

13.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally recognized overnight courier as follows:

If to Buyer	Butane Acquisition I LLC 1818 Market Street, Suite 1500 Philadelphia, PA 19103 Attention: General Counsel Fax: (866) 610-5156

with a copy to:

Sunoco Partners Marketing & Terminals L.P. 1 Fluor Daniel Drive, Bldg. A Level 3 Sugar Land, TX 77478 Attention: Michael Hennigan Fax: (866) 505-9604

and (which will not constitute notice):	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103-7599 Attention: Scott Towers Fax: (215) 864-8999

If to Seller:	Texon L.P. 11757 Katy Freeway, Suite 1400 Houston, TX 77079 Attention: Terry Looper Fax: (281) 531-5954

and (which will not constitute notice):	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002-5200 Attention: James L. Rice III Fax: (713) 236-0822

or to such other addresses as either Party may provide to the other in writing.

13.6 Entire Agreement. Except for any confidentiality agreements between the Parties (which shall survive the execution and delivery of this Agreement), this Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the Parties hereto, and contains the entire agreement of the Parties hereto, and the Parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.7 Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and to their respective successors and permitted assigns.

13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. A copy of a signed counterpart transmitted by fax or electronically by portable document format (pdf) shall be valid for all purposes as a manually signed original counterpart.

13.9 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

13.10 Jurisdiction. Any suit, action or proceeding between the Parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the United States District Court for the Southern District of Texas, Houston Division, or if that court lacks jurisdiction, in a state district court sitting in Harris County, Texas. The Parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable. The Parties further agree that venue shall be in the Southern District of Texas, Houston Division, or if that court lacks jurisdiction, in a state district court sitting in Harris County, Texas. The Parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding brought in the Southern District of Texas, Houston Division, or if that court lacks jurisdiction, in a state district court sitting in Harris County, Texas, has been brought in an inconvenient forum.

13.11 Interpretation. Unless otherwise specified in this Agreement, the singular includes the plural and the plural includes the singular; the word “or” is not exclusive. A reference to an Article, Section, Party, Schedule or Exhibit is a reference to that Article or Section of, or that Party, Schedule or Exhibit to, this Agreement. A reference to a Person includes its successors and permitted assigns. The words “include,” “includes” and “including” are not limiting. Where a term or expression is defined, another part of speech or grammatical form of that term or expression shall have a corresponding meaning. References to any Legal Requirement shall be construed as a reference to such Legal Requirement and to all regulations and rulings promulgated thereunder as each may be in effect from time to time. References to “dollars” and “$” mean United States dollars.

13.12 Public Announcements. Without the prior written approval of the other Party, which approval may not unreasonably be withheld, no Party will issue, or permit any Affiliate of it to issue, any press releases or otherwise make, or cause any Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be mandated by Legal Requirements or the rules of any national securities exchange, in which case that Party will provide a copy to the other Party prior to any release or statement; provided, however, that without the prior written consent of Seller, no press release by Buyer will disclose the Membership Interest Base Purchase Price or the Closing Date Amount.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TEXON DISTRIBUTING L.P. d/b/a TEXON L.P.

By:	/s/ Terry Looper
Name:	Terry Looper
Title:	President

BUTANE ACQUISITION I LLC

By:	/s/ Michael J. Hennigan

Name:	Michael J. Hennigan

Title: Vice President, Sunoco Logistics Partners Operations GP LLC, the general partner of Sunoco Partners Marketing & Terminals L.P.

Sunoco Partners Marketing & Terminals L.P. has executed this Agreement solely to evidence its agreement to be bound by and perform the provisions of Article 12.

SUNOCO PARTNERS MARKETING & TERMINALS L.P.

By Sunoco Logistics Partners Operations GP LLC, its General Partner

By:	/s/ Michael J. Hennigan
Name:	Michael J. Hennigan
Title:	Vice President

Asset and Membership Interest

Purchase and Sale Agreement

Signature Page